     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000
                                                  REGISTRATION NO. 333-6711
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST EFFECTIVE AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               LTI HOLDINGS, INC.

                 (Name of Small Business Issuer in Its Charter)

            DELAWARE                            2671                           58-2044990
(State or other jurisdiction of     (Primary Standard Industrial             (IRS Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403
         (Address and Telephone Number of Principal Executive Offices)

                         ------------------------------

                               MICHAEL E. NOONAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               LTI HOLDINGS, INC.
                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403
           (Name, Address and Telephone Number of Agent for Service)

                         ------------------------------

                                   COPIES TO:

                             THOMAS L. HANLEY, ESQ.
                          CHARLES A. BERARDESCO, ESQ.
                            STEVEN E. FRIEDMAN, ESQ.
                       PIPER MARBURY RUDNICK & WOLFE LLP
                              1200 19TH STREET, NW
                              WASHINGTON, DC 20036
                                 (202) 861-3900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

PURSUANT TO RULE 416, THERE ARE ALSO BEING REGISTERED SUCH ADDITIONAL SHARES AS MAY BECOME ISSUABLE PURSUANT TO ANTI-DILUTION PROVISIONS OF CLASS A WARRANTS AND CLASS B WARRANTS, AS DESCRIBED HEREIN.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Post Effective Amendment No. 3 to Form SB-2 Registration Statement is intended to update the prospectus forming part of the Registration Statement for purposes of Section 10(a)(3) of the Securities Act of 1933 with respect to issuances of the following securities, which were initially registered in connection with the Registrant's underwritten initial public offering in October 1996: (i) shares of common stock of LTI Holdings, Inc. (formerly Laminating Technologies, Inc.) and redeemable class B warrants that are issuable upon exercise of redeemable class A warrants, (ii) shares of common stock that are issuable upon exercise of redeemable class B warrants, (iii) units issuable upon exercise of unit purchase options initially issued to the underwriter and certain other persons in connection with the initial public offering,
(iv) shares of common stock issuable upon exercise of unit purchase options,
(v) class A warrants issuable upon exercise of unit purchase options, and
(vi) class B warrants issuable upon exercise of unit purchase options.

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               LTI HOLDINGS, INC.

170,000 REDEEMABLE CLASS A                                                8,029,900 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE COMMON STOCK                                     ISSUABLE UPON EXERCISE OF REDEEMABLE
AND REDEEMABLE CLASS B WARRANTS                           CLASS A WARRANTS AND REDEEMABLE CLASS B WARRANTS

3,122,400 REDEEMABLE CLASS B                                                   170,000 UNITS ISSUABLE UPON
WARRANTS TO PURCHASE COMMON STOCK                                        EXERCISE OF UNIT PURCHASE OPTIONS

    This prospectus relates to an offering by LTI of:

    - 2,952,400 shares of our common stock and 2,952,400 class B warrants that may be issued upon the exercise of our outstanding class A warrants;

    - 1,955,100 shares of our common stock that may be issued upon the exercise of our outstanding class B warrants;

    - 2,955,400 shares of our common stock that may be issued upon the exercise of our class B warrants that may be issued upon the exercise of our outstanding class A warrants;

    - 170,000 units (each unit consisting of one share of our common stock, one class A warrant and one class B warrant) that may be issued upon exercise of our outstanding unit purchase options;

    - 170,000 shares of our common stock and 170,000 class B warrants that may be issued upon the exercise of our class A warrants that may be issued upon the exercise of our unit purchase options; and

    - 170,000 shares of our common stock that may be issued upon the exercise of our class B warrants that may be issued upon the exercise of our class A warrants that may be issued upon the exercise of our unit purchase options.

    Each class A warrant entitles the holder to purchase one unit, consisting of one share of common stock and one class B warrant, at an exercise price of $6.50, subject to adjustment. The shares of common stock and the class B warrants comprising these units will be immediately separately transferable and the units will not trade as a separate security. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75, subject to adjustment.

    The class A warrants and the class B warrants are exercisable at any time on or before October 8, 2001. The exercise prices of the class A and class B warrants were determined by negotiation between us and D.H. Blair Investment Banking Corp. at the time of our initial public offering, and are not necessarily related to the company's asset value, net worth or other criteria of value.

    The class A and class B warrants may be redeemed by us for $.05 per warrant, upon 30 days' written notice, if the average closing bid price of our common stock exceeds $9.10 per share with respect to the class A warrants and $12.25 per share with respect to the class B warrants, in each case subject to certain adjustments, for 30 consecutive business days ending within 15 days of the date the warrants are called for redemption.

    The units that may be issued upon the exercise of the unit purchase options consist of one share of our common stock, one class A warrant and one class B warrant. The unit purchase options are exercisable until October 8, 2001 at an exercise price of $6.00 per unit, subject to adjustment.

    Our common stock is traded on the OTC-Bulletin Board under the symbol "LAMT." Our class A warrants are traded on the OTC-Bulletin Board under the symbol "LAMTW." Our class B warrants are traded on the OTC-Bulletin Board under the symbol "LAMTZ."

    SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS ASSOCIATED WITH AN INVESTMENT IN THESE SECURITIES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

                THE DATE OF THIS PROSPECTUS IS AUGUST   , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       3
Summary Financial Information...............................       6
Note Regarding Forward-Looking Statements...................       7
Risk Factors................................................       8
Use of Proceeds.............................................      15
Dividend Policy.............................................      15
Market Price Data...........................................      15
Description of the Speedcom Merger..........................      17
LTI Management's Discussion and Analysis of Financial
  Condition
  and Results of Operations.................................      22
Business of LTI.............................................      24
Speedcom Management's Discussion and Analysis of Financial
  Condition
  and Results of Operations.................................      26
Business of Speedcom........................................      28
Management..................................................      30
Certain Relationships and Related Transactions..............      34
Principal Stockholders......................................      35
Description of Securities...................................      37
Experts.....................................................      40
Where You Can Find More Information.........................      40
Index to Financial Statements...............................     F-1

    LTI has not authorized anyone to give any information or make any statement that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE SECURITIES BEING SOLD IN THIS OFFERING AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    We were originally incorporated in Georgia, in March 1993, as New Cooler Corp., and subsequently changed our name to Laminating Technologies, Inc. In April 1996, we merged into Laminating Merger Corporation, a Delaware corporation, and the post-merger company changed its name to Laminating Technologies, Inc. On June 30, 1999, we sold all of our operating assets to Packaging Atlanta Corporation and changed our name to LTI Holdings, Inc. Prior to the asset sale, we were a development stage company organized to research, develop, design and market value-added packaging and specialty display products manufactured using a proprietary processing method known as "LTI Processed-Registered Trademark-".

                         PROPOSED MERGER WITH SPEEDCOM

    As we have announced, LTI has entered into an agreement to merge with Speedcom Wireless International Corporation. If we complete the merger, Speedcom stockholders will receive shares of LTI common stock in exchange for their shares of Speedcom common stock according to formulas specified in the merger agreement. Following completion of the merger, current Speedcom stockholders will own shares, in the aggregate, representing approximately 92% of the equity ownership interest in the post-merger combined company (subject to certain adjustments based upon the cash position of LTI at the closing of the merger).

    We cannot complete the merger unless the stockholders of LTI and Speedcom approve the merger. We intend to call a special meeting of LTI stockholders in September 2000 to consider and vote on the merger and related proposals regarding a 1 for 4.26 reverse stock split of our pre-merger common stock and certain changes to our certificate of incorporation. If approved by our LTI stockholders, the reverse split will be implemented immediately prior to the merger and the amended and restated certificate of incorporation will be implemented upon completion of the merger. Completion of the merger is also subject to a number of other conditions.

    In view of the material effect the merger, if completed, will have on LTI, we are including in this prospectus certain information regarding the merger, Speedcom and the combined LTI-Speedcom. LTI has supplied all information contained in this document relating to LTI and Speedcom has supplied all information relating to Speedcom

    At this time, we cannot assure you that the merger will be completed on the terms described in this document or at all.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

    Speedcom was incorporated in Florida in 1994 as M-Com Network Systems, Corporation. The company initially served as a reseller of computer equipment and wireless communications equipment. In 1997, Speedcom changed its name to Speedcom Wireless International Corporation and started selling its own branded products. Speedcom does business under the tradenames Wave Wireless Networking and Installguys.com.

                                  THE OFFERING

Securities offered by LTI.....  2,952,400 shares of common stock issuable upon the exercise of outstanding class A warrants.

                                2,952,400 class B warrants issuable upon the exercise of
                                outstanding class A warrants.

                                1,955,100 shares of common stock issuable upon the exercise of outstanding class B warrants.

                                2,952,400 shares of common stock issuable upon the exercise of class B warrants issuable upon the exercise of
                                outstanding class A warrants.

                                170,000 units (each unit consisting of one share of our
                                common stock, one class A warrant and one class B warrant)
                                issuable upon the exercise of outstanding unit purchase
                                options.

                                170,000 shares of common stock issuable upon the exercise of class A warrants issuable upon the exercise of outstanding unit purchase options.

                                170,000 class B warrants issuable upon the exercise of
                                class A warrants issuable upon the exercise of outstanding unit purchase options.

                                170,000 shares of common stock issuable upon the exercise of class B warrants issuable upon the exercise of class A
                                warrants issuable upon the exercise of outstanding unit
                                purchase options.

Exercise of warrants..........  Each class A warrant is exercisable at any time on or before
                                October 8, 2001 to purchase one share of common stock and
                                one class B warrant at an exercise price of $6.50, subject to adjustment.

                                Each class B warrant is exercisable any time on or before
                                October 8, 2001 to purchase one share of common stock for
                                $8.75, subject to adjustment.

Redemption of warrants........  Class A and class B warrants are subject to redemption for
                                $.05 per warrant, upon 30 days' written notice, if the
                                average closing bid price of the common stock exceeds $9.10 per share with respect to the class A warrants and $12.25
                                per share with respect to the class B warrants for 30
                                consecutive business days ending within 15 days of the date the warrants are called for redemption.

Exercise of unit purchase
  options.....................  Each unit purchase option is exercisable at any time on or before October 8, 2001 at an exercise price of $6.00 per
                                unit, subject to adjustment.

Use of proceeds...............  If any of these securities are exercised, we intend to use the proceeds from such exercises for working capital and
                                general corporate purposes.

OTC-Bulletin Board symbols

    Common Stock..............  LAMT

    Class A warrants..........  LAMTW

    Class B warrants..........  LAMTZ

    THE NUMBER OF SHARES, CLASS A AND B WARRANTS AND UNIT PURCHASE OPTIONS AND THEIR EXERCISE PRICES DESCRIBED ABOVE DO NOT REFLECT THE EFFECT OF THE 1 FOR
4.26 REVERSE STOCK SPLIT BEING SUBMITTED FOR LTI STOCKHOLDER APPROVAL IN CONNECTION WITH THE SPEEDCOM MERGER. THE AGREEMENTS PURSUANT TO WHICH SUCH SHARES, CLASS A AND B WARRANTS AND UNIT PURCHASE OPTIONS ARE OR WILL BE ISSUED EACH PROVIDE THAT IN THE EVENT OF A CHANGE IN LTI'S CAPITALIZATION, SUCH AS THE PROPOSED 1 FOR 4.26 REVERSE STOCK SPLIT, THE NUMBER OF SHARES COVERED BY EACH WARRANT AND UNIT PURCHASE OPTION WILL BE ADJUSTED SO AS TO MAINTAIN THE HOLDER'S PROPORTIONATE INTEREST, AND THE APPLICABLE EXERCISE OR PURCHASE PRICE WILL ALSO BE APPROPRIATELY ADJUSTED. UNLESS OTHERWISE NOTED, FINANCIAL AND OTHER INFORMATION INCLUDED IN THIS DOCUMENT IS PRESENTED ON A PRE-SPLIT BASIS.
                            ------------------------

    We are a Delaware corporation with principal offices at 5115 New Peachtree Road, Suite 200, Atlanta, Georgia 30341. Our telephone number is
(770) 454-7403.

    Speedcom Wireless International Corporation is a Florida corporation with principal offices at 1748 Independence Boulevard, C-5, Sarasota, FL 34234. Speedcom's telephone number is (941) 358-9283.

                         SUMMARY FINANCIAL INFORMATION

    In the tables below, we are providing you with summary historical and pro forma financial data of Speedcom to aid you in your analysis of the financial aspects of the merger. We have prepared this information using the financial statements of Speedcom for the two years ended December 31, 1999, and the six months ended June 30, 1999 and 2000. The financial statements for the two fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six months ended
June 30, 1999 and 2000 have not been audited. The pro forma information assumes that the merger occurred at the beginning of the respective period in the case of operating information or at June 30, 2000 in the case of balance sheet information.

    When you read this summary financial data, it is important that you read along with it the historical financial statements and related notes, and "Speedcom Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Pro forma net loss per share equals historical net loss per share because the contemplated exchange ratio is on a one for one basis.

SUMMARY HISTORICAL AND PRO FORMA OPERATING INFORMATION

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1998          1999         1999          2000
                                               -----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Revenues.....................................  $ 5,171,070   $5,052,043   $2,011,825    $4,000,982
                                               ===========   ==========   ==========    ==========
Net Loss.....................................  $(1,265,178)  $ (790,508)  $ (344,644)   $ (678,700)
                                               ===========   ==========   ==========    ==========
Net loss per share: basic and diluted........  $     (0.21)  $    (0.13)  $    (0.06)   $    (0.10)
                                               ===========   ==========   ==========    ==========
Pro Forma Operating Information:
Pro forma net loss from continuing operations
  per share: basic and diluted...............                $    (0.13)                $    (0.10)
                                                             ==========                 ==========

SUMMARY HISTORICAL AND PRO FORMA BALANCE SHEET INFORMATION

                                                            HISTORICAL    HISTORICAL     JUNE 30,
                                                           DECEMBER 31,    JUNE 30,      2000 PRO
                                                               1999          2000          FORMA
                                                           ------------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Cash.....................................................   $  108,564    $  105,026    $1,871,707
                                                            ==========    ==========    ==========
Total assets.............................................   $1,463,059    $3,015,543    $4,790,454
                                                            ==========    ==========    ==========
Total long-term obligations, including current
  maturities.............................................   $  427,935    $  137,913    $  137,913
                                                            ==========    ==========    ==========
Total stockholders' equity (deficit).....................   $ (348,362)   $1,230,778    $2,827,661
                                                            ==========    ==========    ==========
Cash dividends paid......................................   $       --    $       --    $       --
                                                            ==========    ==========    ==========
Book deficit value per common share......................   $    (0.05)   $     0.18    $     0.37
                                                            ==========    ==========    ==========

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to LTI's and Speedcom's financial condition, results of operations and business and on the expected impact of the merger on the financial performance of the combined companies. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

    Should one or more of these risks or uncertainties affect the business of LTI or Speedcom or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT, YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING THE MERGER AND AN INVESTMENT IN OUR SECURITIES. YOU SHOULD ALSO REFER TO "NOTE REGARDING FORWARD LOOKING STATEMENTS" ON PAGE 7.

                              RISKS RELATED TO LTI

LTI MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO COMPLETE OUR PROPOSED MERGER WITH SPEEDCOM.

    We have agreed to the terms of a merger with Speedcom, and our current business plan is dependent upon completing the merger. The merger might not be completed for various reasons, including that our stockholders do not approve it. If the merger is not completed, we will have to consider other alternatives which might involve the acquisition or merger with companies that operate in industries other than the telecommunications industry and/or do not present an opportunity as attractive as Speedcom. You would have to rely on our management to formulate a new business plan or locate and negotiate an agreement with another company.

                         RISKS RELATED TO THE OFFERING

THERE HAS BEEN LIMITED PUBLIC MARKET FOR LTI COMMON STOCK AND WARRANTS, AND THE PRICES ARE LIKELY TO BE HIGHLY VOLATILE.

    Although the LTI common stock is currently quoted on the OTC-Bulletin Board, at times during the recent past there has been only a limited market for those shares and there is no assurance that an active market for the shares will develop or that, if one develops, it will be maintained. It is likely that any market that develops will be highly volatile and that the trading volume may be limited. In addition, the LTI class A and class B warrants are currently quoted on the OTC-Bulletin Board, and the market for those securities has historically been more limited and more volatile than the market for our common stock.

IF LTI COMMON STOCK IS DEEMED TO BE A "PENNY STOCK," RESTRICTIONS ON BROKER-DEALERS' ABILITY TO MAKE MARKETS IN THE COMMON STOCK ARE LIKELY TO ADVERSELY AFFECT LIQUIDITY.

    LTI's common stock may be covered by SEC rules regarding so-called "penny stocks" if the common stock continues to be quoted on the OTC-Bulletin Board rather than on the Nasdaq or an exchange, and does not maintain a market price of at least $5 per share. These rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors." For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. As a result, the rules may affect the ability of broker-dealers to sell shares of LTI common stock and also may affect the ability of persons receiving shares of LTI common stock to sell them in the public market. Costs of transactions in penny stocks may also be higher than the costs of transactions in other stocks. After completion of the Speedcom merger, LTI common stock will initially continue to be quoted on the OTC-Bulletin Board rather than on the Nasdaq or an exchange, and assuming LTI stockholder approval of the proposed 1 for 4.26 reverse stock split, is expected to command a market price of $5 per share, the price required for a non-Nasdaq-quoted security to avoid the SEC "penny stock" trading restrictions. However, there can be no assurance that LTI's stock will continue to avoid "penny stock" restrictions in the future.

ALTHOUGH IT IS OUR INTENTION TO APPLY FOR LISTING OF THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET FOLLOWING THE SPEEDCOM MERGER, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO.

    LTI intends to apply for listing of its common stock on the Nasdaq SmallCap Market after the merger with Speedcom is completed. The requirements for listing on the Nasdaq SmallCap Market include a number of standards which LTI does not currently meet, and it is uncertain whether the combined company will meet all of the standards after the completion of the merger. There can be no assurance that the company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements. Further, we cannot assure you that, even if the company is able to meet all of the requirements for the initial listing of the common stock on the Nasdaq SmallCap Market, it will be able to satisfy the continued listing requirements on an ongoing basis in the future. If LTI fails to satisfy the initial listing requirements or fails to satisfy the continued listing requirements in the future, the market price for, and liquidity of, the common stock may be adversely affected.

WE MAY ATTEMPT TO REDEEM YOUR WARRANTS UNDER CERTAIN CIRCUMSTANCES.

    The class A and B warrants may be redeemed by us at a redemption price of $.05 per warrant upon not less than 30 days prior written notice if, with respect to the class A warrants, the closing bid price of our common stock has averaged in excess of $9.10 per share and, with respect to the class B warrants, $12.25 per share, in each instance for 30 consecutive trading days ending within 15 days of the time we give you a redemption notice. Our attempt to redeem the warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so; (ii) to sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

YOU MAY BE UNABLE TO EXERCISE YOUR WARRANTS OR UNIT PURCHASE OPTIONS UNLESS WE MAINTAIN A CURRENT PROSPECTUS AND TAKE OTHER ACTION UNDER THE SECURITIES LAWS.

    Holders of warrants and unit purchase options will be able to exercise those securities only if a current prospectus under the Securities Act relating to the securities underlying the warrants and unit purchase options is then in effect and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants and unit purchase options reside. Although LTI has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the warrants and unit purchase options, there can be no assurance that we will be able to do so. The value of the warrants and unit purchase options may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the warrants and unit purchase options is not kept current or if the securities are not qualified, or exempt from qualification, in the appropriate states. Persons holding warrants and unit purchase options who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their securities and would either have to sell their securities or allow them to expire unexercised.

                    RISKS RELATED TO THE POST-MERGER COMPANY

THE MARKET PRICE OF THE COMPANY'S SECURITIES IS LIKELY TO BE VOLATILE.

    The market price of the company's securities may fluctuate significantly before and after the completion of the merger due to a variety of factors, including:

    - revenue or income below analysts' expectations;

    - quarterly fluctuations in financial results;

    - general business conditions in the wireless telecommunications industry;

    - changes in prices for products of the company or its competitors;

    - changes in revenue growth rates for the company or its competitors;

    - the exercise of options and warrants to acquire common stock;

    - sales of large blocks of common stock; and

    - conditions in the financial markets generally and the markets for smaller companies in particular, whose stock may experience extreme price and volume fluctuations without regard to operating performance.

THE MARKET FOR WIRELESS NETWORKING IS AT AN EARLY STAGE OF DEVELOPMENT.

    The wireless networking market is at an early stage of development and is rapidly evolving. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced wireless networking products and services are subject to a high level of uncertainty. Market acceptance of particular products cannot be predicted; however, it is likely that new wireless LAN products will not be generally accepted unless they operate at higher speeds and are sold at lower prices. While the number of businesses recognizing the increased value of wireless solutions is increasing, it is not known whether this market will continue to develop such that sufficient demand for our products will emerge and become sustainable. Our prospects must be evaluated due to the risks encountered by a company in the early stages of marketing new products or services, particularly in light of the uncertainties relating to the new and evolving markets in which we operate. There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

THERE IS INTENSE COMPETITION IN THE WIRELESS LAN MARKET.

    The market for our products is very competitive, and we expect that competition will increase in the future, both with respect to our current products and future products which we may develop. Within the wireless industry, business is intensely competitive and is characterized by rapid technological change, frequent introduction of new products and evolving industry standards. Increased competition could adversely affect our revenues and profitability through pricing pressure, loss of market share and other factors. We believe that the principal competitive factors in the wireless LAN market include:

    - expertise and familiarity with 2.4 GHz spread spectrum technology, wireless data communication protocols and LAN technology;

    - product performance, features, functionality and reliability;

    - price/performance characteristics;

    - timeliness of new product introductions;

    - adoption of emerging industry standards;

    - customer service and support;

    - size and scope of distribution network; and

    - brand name.

    While we believe that we are competitive in these regards, there can be no assurance that we will be able to successfully compete as to these or other factors or that competitive pressures we face will not materially and adversely affect our business and operating results. We also cannot assure you that these will continue to be competitive factors in the wireless LAN market and, if not, whether we will be able to successively identify future competitive factors or be successful competing as to those factors.

    Within the wireless LAN industry, our primary competitors are Lucent Technologies, Aironet (part of Cisco Systems) and BreezeCom. We also experience competition from a number of smaller companies that provide wireless data communication products, and we may encounter future competition from other companies, both that have and have not announced their intentions to offer competitive products and solutions. In addition, we could encounter future competition from larger computer and networking equipment companies. We also face competition from our OEM customers who have, or could acquire, their own wireless data communications research and development capabilities.

    We could also encounter future competition from companies that offer products that replace or are alternatives to radio frequency wireless solutions including, for example, products based on infra-red technology or laser technology and systems that utilize existing telephone wires within a building as a wired network backbone.

    Many of our current and potential competitors have significantly greater financial, marketing, technical and other resources than us and, as a result, may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of products or to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our existing and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on our business and operating results.

OUR RELIANCE ON LIMITED SOURCES OF COMPONENTS COULD ADVERSELY AFFECT OUR
BUSINESS.

    Many of the key components necessary for the assembly of our products are only available from a single supplier or from a limited number of suppliers. We have experienced delays and shortages in the supply of components in the past and could experience delays and shortages in the future. We generally do not maintain a significant inventory of components and do not have long-term supply contracts with our suppliers. Our reliance on sole or limited source suppliers involves several risks, including:

    - suppliers could increase component prices significantly, without notice and with immediate effect;

    - suppliers could discontinue the manufacture or supply of components or delay delivery of components used in our products for reasons such as inventory shortages, new product offerings, increased cost of materials, destruction of manufacturing facilities, labor disputes and bankruptcy; and

    - in order to compensate for potential component shortages or discontinuance, we may in the future hold more inventory than is immediately required, resulting in increased inventory costs.

    If our suppliers are unable to deliver or ration components to us, we could experience interruptions and delays in manufacturing and sales which could result in cancellation of orders for our products or the need to modify our products. This may cause substantial delays in our product shipments, increased manufacturing costs and increased product prices. Further, we may not be able to develop alternative sources for these components in a timely way, if at all, and may not be able to modify our products to accommodate alternative components. For example, we entered into a seven year contract with an important software licensor on which three years remain. If this contract were to be terminated, our ability to perform our business would be adversely affected.

    These factors could damage our relationships with current and prospective customers lasting longer than any underlying shortage or discontinuance. Any of these risks, if realized, could materially and adversely affect our business, operating results and financial condition.

EXPANDING OUR DISTRIBUTION CHANNELS MIGHT ADVERSELY AFFECT OUR BUSINESS.

    To increase revenues, we believe we must increase the number of our distribution partners. Our strategy includes an effort to reach a greater number of end users through indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if these efforts do not generate the revenues necessary to offset such investments. We will be dependent upon the acceptance of our products by distributors and their active marketing and sales efforts relating to our products. The distributors to whom we sell our products are independent and are not obligated to deal with us exclusively or to purchase any specified amount of our products. Because we do not generally fulfill orders by end users of our products sold through distributors, we will be dependent upon the ability of distributors to accurately forecast demand and maintain appropriate levels of inventory.

    We expect that our distributors will also sell competing products. These distributors may not continue, or may not give a high priority to, marketing and supporting our products. This and other channel conflicts could result in diminished sales through the indirect channels and adversely affect our operating results. Additionally, because lower prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH.

    We have expanded our operations in recent years, and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and future expansion is expected to place, a significant strain on our management, technical, operational, administrative and financial resources. We have recently hired new employees, including a number of key managerial and operations personnel, who have not yet been fully integrated into our operations.

    Our current and planned expansion of personnel, systems, procedures and controls may be inadequate to support our future operations. We may be unable to attract, retain, motivate and manage required personnel, including finance, administrative and operations staff, or to successfully identify, manage and exploit existing and potential market opportunities because of inadequate staffing. We may also be unable to manage further growth in our multiple relationships with our OEMs, distributors and other third parties. If we are unable to manage growth effectively, our business, financial condition and results of operations could be adversely affected.

WE MAY FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND SALES.

    We anticipate that revenues from customers outside North America will continue to account for a significant portion of our total revenues for the foreseeable future. Expansion of our international operations has required, and will continue to require, significant management attention and resources. In addition, we remain heavily dependent on distributors to market, sell and support our products internationally. Our international operations are subject to additional risks, including the following:

    - difficulties of staffing and managing foreign operations;

    - longer customer payment cycles and greater difficulties in collecting accounts receivable;

    - unexpected changes in regulatory requirements, exchange rates, trading policies, tariffs and other barriers;

    - uncertainties of laws and enforcement relating to the protection of intellectual property;

    - language barriers;

    - limits on our ability to sue and enforce a judgment for accounts receivable;

    - potential adverse tax consequences; and

    - political and economic instability.

    Similarly, we cannot accurately predict the impact that any future fluctuations in foreign currency exchange rates may have on our operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE FOR OUR
  PRODUCTS.

    The markets for our products and the technologies utilized in the industry in which we operate evolve rapidly and depend on key technologies, including wireless LAN, wireless packet data, modern and radio technologies. These technologies may be replaced with alternative technologies or may otherwise not achieve market acceptance that we are seeking. In particular, there is substantial risk that the wireless packet data technology underlying the wireless Internet access and broadband wireless local loop products may not achieve market acceptance for use in applications. Major changes could render our products and technologies obsolete or subject to intense competition from alternative products or technologies or by improvements in existing products or technologies. For example, Internet access and wireless local loop equipment markets may stop growing, whether as a result of the development of alternative technologies, such as fiber optic, coaxial cable, satellite sytems or othewise. Also, new or enhanced products developed by other companies may be technologically incompatible to our products and render our products obsolete.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER ACHIEVE OR
  SUSTAIN PROFITABILITY.

    We have incurred significant losses since our inception, and we expect to continue to incur net losses for the foreseeable future. We intend to increase our operating expenses, however our revenues may not grow or even continue at their current level. If our revenues do not rapidly increase or if our expenses increase at a greater pace than our revenues, we will never become profitable.

WE ARE DEPENDENT ON KEY PERSONNEL.

    There are a limited number of executives, skilled design, process and testing engineers and marketing professionals involved in the wireless data communication industry. The competition for these employees is intense. It is not uncommon for skilled professionals to move among the various competitors in this industry, and we have taken steps to limit our employees from unfairly competing with us or using our trade secrets. Our future growth depends in large part on retaining our current employees and attracting new technical, marketing and management personnel. The loss of key employees or failure to attract new key employees could materially affect our business.

WE WILL HAVE LIMITS TO OUR MANUFACTURING CAPACITIES AND ABILITIES.

    Speedcom currently has limited manufacturing capability and has no experience in large scale manufacturing. If, after the completion of the merger, our customers were to place orders for unexpectedly large quantities of our products, Speedcom's present manufacturing capacity could be inadequate to meet such demand. There can be no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis.

WE WILL BE SUBJECT TO EXTENSIVE AND UNPREDICTABLE GOVERNMENT REGULATION.

    We will be subject to various FCC rules and regulations in the United States. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. The combined company's spread spectrum wireless products are intended for unlicensed operation primarily in the 2.4-2.4835 GHz frequency bands. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of the combined company's products experience excessive interference from primary users, market acceptance of our products could be adversely affected, thereby materially and adversely affecting our business and results of operations. The FCC, however, has established certain standards which create an irrefutable presumption of noninterference for
Part 15 users and we believe that our products will comply with these requirements.

    Our products also will be subject to regulatory requirements in international markets and, therefore, we will need to monitor the development of spread spectrum regulations in certain countries that represent potential markets for our products. We have limited experience in gaining regulatory approval outside of the United States. There can be no assurance that new regulations will not be promulgated which could have a material adverse effect on our business and results of operations, or that existing regulations outside of the United States would not adversely affect our international marketing of our products.

    Regulatory changes, including changes in the allocation of available frequency spectrum, could significantly impact our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. In September 1993 and in February 1995, the FCC allocated additional spectrum for personal communications services. In January 1997, the FCC authorized 300 MHz of additional unlicensed frequencies in the 5 GHz frequency range. These changes in the allocation of available frequency spectrum could create opportunities for other wireless networking products and services. There can be no assurance that new regulations will not be promulgated which could have a material adverse effect on our business and results of operations.

                                USE OF PROCEEDS

    Holders of warrants and unit purchase options are not obligated to exercise their securities and there can be no assurance that the holders of these securities will choose to exercise all or any of them; therefore, LTI is not assured of any particular level of proceeds from the sale of the securities offered by this document. We intend to use the net proceeds received upon the exercise of these securities, if any, for general corporate purposes and working capital.

                                DIVIDEND POLICY

    LTI has never paid any cash dividends with respect to its shares of common stock and does not anticipate that dividends will be declared in the foreseeable future. If the proposed merger with Speedcom is approved by LTI stockholders and is completed, the company expects that all available cash will be utilized to further the growth of its business following the merger.

                               MARKET PRICE DATA

    LTI's common stock is traded on the OTC-Bulletin Board under the symbol "LAMT." The common stock was listed on the Nasdaq SmallCap market under the same symbol from October 9, 1996 to December 17, 1998, at which time it was delisted for failing to meet certain Nasdaq continued listing requirements. The following table presents certain historical trading information for the LTI common stock. These quotations represent prices between dealers and do not include retail mark-up, mark-down or commission or necessarily represent actual transactions. The market for the common stock has been thin or illiquid at times, with no or few trades occurring on a number of days.

QUARTER ENDED                                                   HIGH       LOW
-------------                                                 --------   --------
June 30, 1998...............................................  $1.0000    $0.2500
September 30, 1998..........................................   0.6870     0.1875
December 31, 1998...........................................   0.3437     0.1875
March 31, 1999..............................................   0.3125     0.1875

June 30, 1999...............................................   0.5625     0.2400
September 30, 1999..........................................   0.5938     0.4063
December 31, 1999...........................................   0.5625     0.3800
March 31, 2000..............................................   0.8438     0.5000

June 30, 2000...............................................   3.1875     0.5938
September 30, 2000 (through August 3, 2000).................   5.3750     2.1875

    As of June 30, 2000 there were approximately 92 holders of record of the LTI common stock.

    In addition to the common stock, LTI's class A warrants and class B warrants are traded on the OTC-Bulletin Board under the symbol "LAMTW" and "LAMTZ," respectively. These warrants also were listed on the Nasdaq SmallCap market under the same symbols until they were delisted for failing to meet certain Nasdaq continued listing requirements.

    If the proposed merger with Speedcom is approved by LTI stockholders and is completed, LTI will be issuing approximately 7,438,036 shares of common stock as consideration for the merger and up to 3,114,015 shares of common stock upon the exercise of Speedcom options and warrants that will become LTI options and warrants upon completion of the merger. The number of shares of LTI common stock issuable to holders of Speedcom stock in the proposed merger will not be affected by any changes in the market price of LTI common stock. Therefore, the market value of the shares of LTI common stock that holders of Speedcom common stock will receive in the merger may increase or decrease prior to the completion of the merger because the market price of LTI is subject to fluctuation but the exchange ratio is fixed.

    There is no established trading market for shares of any class of Speedcom stock.

    If the proposed merger with Speedcom is approved by LTI stockholders and is completed, LTI expects that its common stock will continue to be quoted on the OTC-Bulletin Board. LTI intends to change its trading symbol to reflect the change in the company's name in connection with the merger. As discussed elsewhere in this document, if the proposed merger with Speedcom is approved by LTI stockholders and is completed, the company intends to apply for listing of the common stock on the Nasdaq SmallCap Market. There can be no assurance, however, that the combined company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements.

                       DESCRIPTION OF THE SPEEDCOM MERGER

GENERAL

    If the merger is approved by LTI stockholders and is completed, Speedcom and LTI will merge, with LTI surviving the merger. Upon completion of the merger, shares of Speedcom common stock outstanding immediately prior to the merger will be converted into shares of LTI common stock. We anticipate that the closing date of the merger will occur as promptly as practicable after the LTI special meeting of stockholders which will be called to consider and vote on the merger and certain related proposals discussed below.

BACKGROUND OF THE MERGER

    In connection with the completion of the sale of all of LTI's operating assets to Packaging Atlanta Corporation last June, LTI's management began focusing its efforts on identifying suitable candidates for a business combination. At that time, the board of directors determined not to liquidate LTI or otherwise distribute any of its remaining assets because the board believed that a business combination with a suitable operating company had the potential to create a greater value for LTI stockholders than a liquidation or similar distribution.

    Speedcom and LTI executed a letter of intent on June 5, 2000 and issued a joint press release on June 6, 2000 announcing the proposed merger. On
August 4, 2000, LTI's board of directors approved the merger and authorized management to execute the definitive merger agreement and to submit the merger for stockholder approval. Speedcom and LTI executed the definitive merger agreement on August 4, 2000 and also issued a joint press release that day announcing the agreement.

WHAT SPEEDCOM SECURITYHOLDERS WILL RECEIVE IN THE MERGER

    Common stockholders of Speedcom will receive one share of LTI common stock for each share of Speedcom common stock that they own. This exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split. Following completion of the merger, current Speedcom stockholders will own shares, in the aggregate, representing approximately 92% of the equity ownership interest in the post-merger company.

    If, at the effective time of the merger, LTI has net cash of less than $1.5 million, the number of shares of LTI common stock to be issued to the Speedcom stockholders will be increased by an aggregate amount equal to (i) the difference between $1.5 million and the net cash of LTI at the time the merger becomes effective, divided by (ii) 4, multiplied by (iii) 11.5. In that event, current Speedcom stockholders will own shares, in the aggregate, representing more than approximately 92% of the equity ownership interest in the post-merger company.

    Each outstanding option and warrant to acquire shares of Speedcom common stock will be converted into an option or a warrant, as appropriate, to acquire, on substantially the same terms and conditions currently applicable to the Speedcom option or warrant, the number of shares of LTI common stock equal to the number of shares that the holder would have been entitled to receive in the merger had such holder fully exercised the option or warrant immediately prior to the effective date of the merger.

EFFECTIVE TIME OF THE MERGER

    The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of Delaware and the Secretary of State of Florida or at such other time as specified in the certificate of merger. This filing is expected to be made at the same time as the closing of the merger.

THE MERGER AGREEMENT

    The merger agreement contains various representations and warranties made by LTI and Speedcom that are customary in this type of transaction. Some of these representations and warranties are qualified as to materiality and with respect to matters or items which are specifically disclosed to the other party. The representations and warranties of each party will not be deemed waived or otherwise affected by any investigation made by the other party and, except with respect to breaches occurring prior to the effective time of the merger, do not survive beyond the effective time of the merger.

    The merger agreement also contains several covenants and agreements of LTI and Speedcom, including certain covenants and agreements relating to:

    - the conduct of their businesses pending completion of the merger;

    - the preparation and filing by LTI of an appropriate proxy statement/prospectus and registration statement with the SEC covering the merger proposal and the securities that are issuable in connection with the merger and upon the exercise of Speedcom options and warrants that will become LTI options and warrants upon completion of the merger;

    - the submission of the merger agreement and other related documents to their respective stockholders for their consideration;

    - the use of commercially reasonable best efforts to obtain all required regulatory approvals and required third party consents necessary to consummate the transactions contemplated by the merger agreement; and

    - the taking of all actions necessary to complete the transactions contemplated by the merger agreement.

    The merger agreement provides that neither LTI nor Speedcom will permit any of its employees, officers, agents or other affiliates to directly or indirectly solicit or initiate any discussions or negotiations concerning a sale or merger, unless a written proposal is submitted to LTI or Speedcom by a third party, and the board of directors of LTI or Speedcom, as the case may be, determines in its good faith judgment that continued compliance with the non-solicitation provision set forth in the merger agreement may cause the board of directors to breach or violate its fiduciary duties under applicable law.

    In the event either party exercises its rights pursuant to the merger agreement to terminate the merger agreement because of the receipt of a third-party proposal and enters into a letter of intent or definitive agreement to merge or otherwise combine with a third party on or prior to October 30, 2000, the terminating party is obligated to pay to the other party, immediately upon the execution of such letter of intent or definitive agreement, a fee of $100,000.

    LTI and Speedcom are not obligated to complete the merger unless certain conditions have been satisfied or waived, if waiver is permitted. Some of the key conditions to completion of the merger include:

    - the truth and accuracy of the representations and warranties of the parties contained in the merger agreement;

    - the performance by each party of all of the agreements and covenants required by the merger agreement to be performed prior to the closing date of the merger;

    - no material adverse change in the financial condition, business, net worth, assets, properties, or operations of either party shall have occurred since the date of the merger agreement;

    - the receipt of all permits, authorizations, consents and approvals of governmental authorities and other third parties that are necessary in connection with the merger as contemplated by the merger agreement;

    - stockholder approval;

    - the registration statement filed with the SEC becoming effective in accordance with the provisions of the Securities Act;

    - the resignations of each of LTI's employees, directors and officers, effective as of the closing date of the merger;

    - LTI having a minimum net worth and total cash of not less than $1 million as of the effective time of the merger;

    - no final order, decree or ruling, or other action shall have been taken, which restrains, enjoins or otherwise prohibits the merger or other transactions contemplated by the merger agreement, and no litigation, proceeding or investigation is pending or threatened, which may materially and adversely affect the merger or other transactions contemplated by the merger agreement; and

    - LTI's receipt of an opinion of its financial advisor to the effect that the merger is fair from a financial point of view to LTI's stockholders.

    At any time prior to the effective time of the merger, each of LTI and Speedcom may waive the compliance with any condition that may legally be waived. Neither LTI nor Speedcom may, however, waive compliance with conditions that are required by law to complete the merger, including (i) the requirement for stockholder approval; (ii) the requirement for regulatory approval; and
(iii) the requirement that the registration statement be effective on the closing date.

    LTI and Speedcom may terminate the merger agreement at any time prior to the effective time of the merger by mutual written consent. Either LTI or Speedcom may terminate the merger agreement at any time prior to the effective time of the merger:

    - if the other party has materially breached any of its representations, warranties or covenants and the breach is not cured within 15 days after written notice of such breach;

    - if the other party has failed to perform all conditions set forth in the merger agreement prior to October 15, 2000, upon written notice of such failure given on or after such date; or

    - if the board of directors of either party determines in its good faith judgment that continued compliance with the non-solicitation provision in the merger agreement may result in a breach of fiduciary duty under applicable law, upon written notice of such determination.

    Subject to applicable legal restrictions, at any time prior to the effective time of the merger, the parties may:

    - amend the merger agreement;

    - extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement; and

    - waive compliance with any of the terms and conditions contained in the merger agreement.

    After the stockholders of LTI and Speedcom have approved the merger agreement, however, any amendment that by law would require stockholder approval may be made only with such approval.

OTHER PROPOSALS RELATING TO THE MERGER

    In addition to the merger, LTI is also seeking stockholder approval of two additional proposals that will be implemented if the merger is approved by LTI stockholders and is completed.

REVERSE STOCK SPLIT

    The LTI board of directors has approved a proposal to amend the LTI certificate of incorporation to effect a 1 for 4.26 reverse stock split of LTI common stock. If the merger and the reverse split are both approved by the LTI stockholders, we intend to file an amendment to LTI's certificate of incorporation immediately prior to the completion of the merger.

    Upon the filing with the Secretary of State of Delaware of the amendment to LTI's certificate of incorporation, each certificate representing LTI common shares outstanding immediately prior to the reverse split, will be deemed automatically, without any action on the part of LTI or its stockholders, to represent .235 of the number of shares of LTI common stock outstanding immediately prior to the reverse split. LTI will abandon the reverse split at any time before its effectiveness if for any reason we deem it advisable. We will abandon the proposed reverse split if the merger is not approved. We also may consider abandoning the proposed reverse split if we determine, in our sole discretion, that the reverse split might adversely affect our ability to raise capital or the liquidity of our common stock, among other things.

    As of June 30, 2000, the number of shares of LTI common stock issued and outstanding was approximately 2,775,100 million, and after giving effect to the reverse stock split and the issuance of shares in connection with the merger with Speedcom, the number of outstanding shares will be approximately 8,089,468 million.

    As of June 30, 2000, LTI had 8,789,900 shares of common stock reserved for issuance under options and warrants and Speedcom had 3,114,015 shares of common stock reserved for issuance under outstanding options and warrants. Following completion of the merger and the reverse stock split, the combined company will have outstanding options and warrants for approximately 5,177,372 shares and 1,055,226 shares available for grant under option plans. The plans and agreements pursuant to which such options and warrants are or will be issued each provide that in the event of a change in the capitalization, such as the reverse split, the number of shares covered by each option and warrant will be adjusted so as to maintain the holder's proportionate interest, and the applicable exercise price will also be appropriately adjusted.

    The following table summarizes the effects of the reverse split and the mergers upon the common stock of LTI that will be (1) issued and outstanding,
(2) reserved for issuance under options, option plans, warrants and other convertible securities, and (3) available for issuance.

                                                                         NUMBER OF SHARES
                                                            -------------------------------------------
                                                            ISSUED AND    RESERVED FOR    AVAILABLE FOR
TIME/TRANSACTION                                            OUTSTANDING   OPTIONS, ETC.     ISSUANCE
----------------                                            -----------   -------------   -------------
Before Reverse Split and Merger...........................   2,775,100       8,789,900      8,435,000
After Reverse Split and before Merger.....................     651,432       2,063,357     17,285,211
After Reverse Split and Merger............................   8,089,468       5,177,372     17,796,412

    The reverse split may result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

    LTI common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, and is traded on the OTC-Bulletin Board. As a result of the registration under Section 12(g), LTI is subject to the periodic reporting and other requirements of the Securities Exchange Act.

AMENDMENTS TO THE LTI CERTIFICATE OF INCORPORATION

    The LTI board of directors has approved a proposal to make certain amendments to the current amended and restated certificate of incorporation of LTI. If approved, these changes will be effected through the filing of a further amended and restated certificate of incorporation. The approval of these changes and the amended and restated certificate of incorporation is a condition to closing of the merger. If the merger is not approved by LTI stockholders or does not close for some other reason, we will not file the proposed amended and restated certificate of incorporation and LTI's current certificate of incorporation will continue to be applicable.

    Some of the key proposed changes include:

    - an increase in the authorized capital stock of the company to 40,000,000 shares of capital stock, 30,000,000 of which will be designated as common stock and 10,000,000 of which will be designated as preferred stock;

    - a change in the company's name to Speedcom Wireless Corporation; and

    - the creation of classified board of directors.

NASDAQ SMALLCAP MARKET LISTING

    If the merger with Speedcom is completed, LTI intends to apply for listing of the common stock on the Nasdaq SmallCap Market after the merger. The Nasdaq SmallCap Market listing requirements provide for a number of minimum standards, including:

    - minimum net tangible assets of $4 million OR minimum market capitalization of $50 million OR minimum net income of $750,000;

    - public float of at least 1 million shares;

    - public float value of at least $5 million;

    - minimum bid price of $4;

    - three or more market makers;

    - 300 or more "round lot" stockholders;

    - minimum operating history of one year OR minimum market capitalization of $50 million; and

    - compliance with certain Nasdaq-mandated corporate governance standards.

    LTI does not currently meet a number of these standards, and it is uncertain whether the combined company will meet all of the standards after the completion of the merger. We cannot assure you that the company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements. Further, the Nasdaq imposes certain continued listing requirements that would apply to the company on an ongoing basis even after the company met all of the requirements for the initial listing of the common stock on the Nasdaq SmallCap Market. We cannot assure you that the company will be able to satisfy the continued listing requirements on an ongoing basis in the future. If LTI fails to satisfy the initial listing requirements or fails to satisfy the continued listing requirements in the future, the market price for and liquidity of the common stock may be adversely affected.

                    LTI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    LTI was a development stage company organized to develop, design and market value-added packaging and specialty display products. Since its inception, LTI's efforts were principally devoted to research, development and design of products, marketing activities and raising capital. Due to an inability to find a sufficient market for its products, LTI sold its operating assets as of June 30, 1999 and currently does not have any operating business. Therefore, readers should note that the following discussion of results of operations is being provided for historical comparison purposes only and is not meant to describe LTI's present business or planned future operations.

    The following discussion should be read in conjunction with the LTI financial statements and notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1999 AND 2000.

    Net sales decreased from approximately $553,000 in the three months ended June 30, 1999 (1999 three months) to $0 in the three months ended June 30, 2000 (2000 three months). This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Gross profit decreased from approximately $154,000 in the 1999 three months, to $0 in the 2000 three months. The gross profit margin decrease is due to LTI selling its operating assets as of June 30, 1999.

    Selling, general and administrative expenses decreased 78% from the 1999 three months of approximately $471,000 to approximately $103,000 in the 2000 three months. This decrease is primarily due to the reduction in personnel due to LTI selling its operating assets as of June 30, 1999.

    Research and development expense decreased from approximately $46,000 in the 1999 three months to $0 in the 2000 three months. This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Interest expense decreased approximately $1,000 from the 1999 three months of approximately $1,000 to $0 in the 2000 three months. This decrease is due to the payoff of an outstanding note. Interest income increased from approximately $20,000 in the 1999 three months to approximately $26,000 in the 2000 three months. This increase is primarily due to the amount of cash available for investing, due to the sale of the assets, being greater in the 2000 three months than in the 1999 three months.

    Loss on sale of assets was approximately $335,000 for the 1999 three months. This loss was recognized as a result of LTI selling substantially all of its assets. There was no such activity in the 2000 three months.

    Net loss decreased from approximately $680,000 or ($.24) per share in 1999 three months to approximately $76,000, or ($.03) per share, in 2000 three months as a result of the foregoing factors.

FISCAL YEARS ENDED MARCH 31, 1999 AND 2000.

    Net sales decreased from approximately $1,878,000 in the twelve months ended March 31, 1999 (fiscal 1999) to $553,000 in the twelve months ended March 31, 2000 (fiscal 2000). This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Selling, general and administrative expenses decreased by 32% from approximately $1,335,000 in fiscal 1999 to approximately $905,000 in fiscal 2000. This decrease is primarily due to the reduction in personnel due to LTI selling its operating assets as of June 30, 1999.

    Research and development expense decreased by 90% from approximately $463,000 in fiscal 1999 to approximately $46,000 in fiscal 2000. This decrease is due LTI selling its operating assets as of June 30, 1999.

    Interest expense decreased by $4,000 from approximately $5,000 for fiscal 1999 to approximately $1,000 for fiscal 1999. The decrease is due to the reduction in the outstanding balance of a note payable.

    Investment income decreased from approximately $124,000 in fiscal 1999 to approximately $94,000 in fiscal 2000. This decrease is primarily due to the amount of cash available for investing being greater in fiscal 1999 than in fiscal 2000.

    Net loss increased 8% from approximately $967,000, or $.35 per share, in fiscal 1999 to approximately $1,040,000, or $.37 per share, in fiscal 2000, as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

    LTI received approximately $400,000 from the sale of its assets on June 30, 1999 and this cash was added to the existing cash balance. Since this time LTI's cash has primarily been used to pay recurring general and administrative expenses which run approximately $25,000 per month, excluding any fees for legal, financial or other advisory services. LTI currently has cash and short term investments of approximately $1.7 million.

    At the time of LTI's initial public offering, certain common stockholders had agreed to place 410,000 shares of LTI common stock into escrow. These escrow shares would have been released from escrow only if certain financial conditions or market prices for the common stock had been met or achieved. These financial conditions or market prices were not achieved within the specified time and the escrow shares have been canceled.

    At June 30, 2000, LTI had net operating loss carry-forwards for Federal income tax purposes of approximately $9,321,000. The net operating loss and credit carry-forwards expire from March, 2009 through March, 2020. Additionally, LTI's ability to utilize its net operating loss carry-forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code.

                            BUSINESS OF LTI HOLDINGS

GENERAL

    LTI Holdings sold all of its operating assets to Packaging Atlanta Corporation in a transaction which closed June 30, 1999. At the present time, LTI Holdings has no operating business and the company's management and Board of Directors have been focusing on exploring opportunities to enter into a business combination with an operating company. The description of the LTI Holdings' business set forth below provides a discussion of our past business and is not meant to describe present operations or planned future operations.

    On June 6, 2000, we announced that we had executed a letter of intent to merge with Speedcom.

OVERVIEW

    Laminating Technologies, Inc. was incorporated in Georgia, in March 1993, as New Cooler Corp., and subsequently changed its name to Laminating
Technologies, Inc. In April 1996, the Company was merged into Laminating Merger Corporation, a Delaware corporation, which changed its name to Laminating Technologies, Inc. In connection with the asset sale described above, we changed our name to LTI Holdings, Inc.

    Prior to the asset sale, LTI Holdings operated a development stage company organized to research, develop, design and market value-added packaging and specialty display products manufactured using a proprietary processing method known as "LTI Processed-Registered Trademark-".

    The LTI Processed-Registered Trademark- process can be utilized to produce a wide variety of packaging products and specialty displays. Prior to the asset sale, we produced a number of commercial products, including bakery dessert discs, pads and trays, catering HOT 'N COOLER-Registered Trademark- containers, frozen food shippers, point of purchase displays, pizza delivery boxes and medical shippers.

PRODUCTS

    On April 17, 1997, we announced "BAKE 'N SHIP-TM-", a new product line, which was available for sale to the baking industry. BAKE 'N SHIP-TM- utilized the our patented and proprietary process, resulting in a new material which was ovenable and freezable with the strength and structure of corrugated material. This was our first commercial product.

    In February 1998, we introduced a new "HOT 'N COOLER-Registered Trademark-" line of watertight containers that keep food and beverages hot or cold, depending upon the application. Research conducted by an independent laboratory showed that HOT 'N COOLER-Registered Trademark- cooled down faster (cans and ice) than the traditional hard plastic, soft bag or styrofoam coolers. Additionally, during testing, HOT 'N COOLER-Registered Trademark- was proven to hold heat longer for food caterers of beans, ribs, chicken, etc.

STRATEGY

    Prior to the asset sale, LTI Holdings' strategy focused on: (i) designing, developing and marketing value-added, niche LTI Processed-Registered Trademark-products both directly and indirectly to focused market segments,
(ii) leveraging these developed markets to and through vertically integrated forest product companies creating strategic alliances, and (iii) obtaining license agreements and/or royalty arrangements favorable to LTI Holdings expanding both the uses and volume for LTI Processed-Registered Trademark-products.

EMPLOYEES

    We currently have two full-time employees and one part-time employee. None of our employees is represented by a labor union and we believe that our relations with employees is satisfactory. On April 1, 1997, we placed our employees with Paradyme, a Professional Employer Organization. Under terms of the arrangement with Paradyme, our employees became employees of Paradyme, entitling the employees to obtain superior benefits that we previously could not offer to employees. While LTI Holdings must pay for the payroll cost of the employees, and a fee for this service, using this service allowed us to avoid the overhead and additional administrative costs typically associated with these benefits.

PROPERTIES

    LTI Holdings currently leases approximately 1,000 square feet of office space in Atlanta, Georgia for its executive offices pursuant to a month-to-month agreement for a monthly rent of $500.

LEGAL PROCEEDINGS

    We are not involved in any material legal proceedings.

                 SPEEDCOM MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Prior to June 30, 1997, Speedcom was an "S" corporation for federal income tax purposes. Since that time, Speedcom has operated as a "C" corporation.

    The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000.

    Net revenues increased 98.9% from approximately $2,012,000 in the six months ended June 30, 1999 to approximately $4,001,000 in the six months ended
June 30, 2000. This increase was due to Speedcom executing its business plan in a growing market for broadband wireless in 2000 coupled with Speedcom's poor performance in the first half of 1999 due to its a capital constrained position.

    Cost of installation revenues increased 86.2% from approximately $1,144,000 in the six months ended June 30, 1999 to approximately $2,130,000 in the six months ended June 30, 2000, due primarily to increased sales of Speedcom's equipment and services and a slight improvement in its gross margin.

    Salaries and related, general and administrative and selling expenses increased by 116.8% from approximately $1,154,000 in the first six months of 1999 to approximately $2,501,000 in the six months ended June 30, 2000. This increase was primarily due to an increase in employee headcount and increased spending on marketing and promotion, such as attendance at industry trade shows coupled with an unusually low expense level in the first half of 1999 due to the company operating in a capital constrained position. Additionally, Speedcom incurred the cost of two years of financial audits in the first half of 2000 but did not incur any expense for an audit in the first half of 1999.

    Interest expense decreased by approximately $34,000, or 80.2%, from approximately $42,000 for the six months ended June 30, 1999 to approximately $8,000 for the six months ended June 30, 2000. This decrease was due to the decrease in borrowings under Speedcom's factoring line as the result of an infusion of equity in the first half of 2000 and continued amortization of Speedcom's inventory based loan facility.

    Net loss increased 96.9% from approximately $345,000, or $.06 per share, in the first half of 1999 to approximately $679,000, or $.10 per share, in the first six months of 2000, as a result of the foregoing factors.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1999.

    Net revenues decreased from approximately $5,171,000 in 1998 to approximately $5,052,000 in 1999. This decrease was due to the company operating in a capital constrained environment during the first half of 1999, offset by growth in the market for wireless broadband equipment.

    Cost of installation revenues increased from approximately $2,841,000 in 1998 to approximately $3,094,000 in 1999, an increase of 8.9% due primarily to increased manufacturing and procurement costs and purchasing inefficiencies due to financial capital constraints in the first half of 1999.

    Salaries and related, general and administrative and selling expenses decreased by 25.5% from approximately $3,316,000 in 1998 to approximately $2,469,000 in 1999. This decrease was primarily due to the reduction in discretionary spending on such items as marketing and promotion as well as slight reductions in personnel in early 1999 due to lower sales.

    Interest expense increased by approximately $44,000 from approximately $64,000 for 1998 to approximately $108,000 for 1999. The increase was due to the increase in borrowings from shareholder, the execution of a note payable to a supplier and increased use of factoring due to constrained cash flow.

    Net loss decreased 37.5% from approximately $1,265,000, or $.0.21 per share, in 1998 to approximately $791,000, or $.0.13 per share, in 1999, as a result of the foregoing factors.

    At December 31, 1999, Speedcom had net operating loss carry-forwards for Federal income tax purposes of approximately $2,000,000. The net operating loss and credit carry-forwards expire through the year 2019.

LIQUIDITY AND CAPITAL RESOURCES

    Speedcom received approximately $990,000 from the sale of its common stock during 1999 and this cash was added to the company's working capital. Speedcom's working capital was reduced by approximately $118,400 due to operating losses. As of December 31, 1999, Speedcom had cash and short term investments of approximately $144,000.

    Between January 1, 2000 and June 30, 2000, Speedcom raised approximately $2,476,000 through the issuance of common stock and warrants. Subsequent to June 30, 2000, Speedcom raised approximately $591,000 in additional funds through the sale of common stock. Management of Speedcom believes that it has sufficient working capital for Speedcom's business for the rest of 2000. However, due to the growth of Speedcom, management believes that it will need to raise additional capital in 2001. This additional capital could come from the sale of common or preferred stock, the exercise of outstanding warrants, or from borrowings. Speedcom has a $400,000 factoring facility in place with a financial institution but has not utilized it since early in the first quarter of 2000. Speedcom is currently in discussions with a number of financial institutions regarding debt financing secured by receivables and inventory.

                              BUSINESS OF SPEEDCOM

COMPANY OVERVIEW

    Speedcom was incorporated in Florida in 1994 as M-Com Networking Systems Corporation. The company initially served as a reseller of computer equipment and wireless communications equipment. In 1997, Speedcom changed its name to Speedcom Wireless International Corporation and started selling its own branded products. Speedcom does business under the tradenames Wave Wireless Networking and Installguys.com.

    Speedcom creates high speed wireless local area networking solutions. Speedcom's products utilize advanced radio frequency and data communication technologies to connect users to computer networks ranging in size and complexity from enterprise-wide local areas networks, LANs, to home networks. Speedcom also develops and markets point-to point and point-to-multipoint bridge products for fixed wireless networking between buildings in Metropolitan Area Networks (MANs). Transmitting data at rates up to 100 megabytes per second, or Mbps, over line-of-site distances measured in miles, Speedcom's wireless bridge products provide users with a cost effective alternative to leased wirelines for high speed network and internet access.

    Speedcom sells its wireless bridge products in domestic and international markets through both an indirect channel of distributors, resellers and OEMs and a direct sales force.

INDUSTRY OVERVIEW

    In recent years, organizations have shifted from centralized computing environments to distributed client/server networks that frequently include multiple interconnected LANs. Local area networks offer increased productivity and reduced systems costs by enabling users to share information, applications and resources such as printers, file servers and communication devices. Today, businesses and organizations are increasingly reliant upon LANs as the primary infrastructure for connecting PC users to the enterprise network. Modern enterprises are providing Internet access through enterprise networks to LAN users for applications such as e-mail, e-commerce and information browsing. These LANs have been accessed from computers situated in fixed locations. Networks located in multiple locations have traditionally been connected by fiber-optic cables. Installing a new line connection to add access points to a network is a costly and time consuming operation. In addition, the growing use of portable computing devices has generated the need for semi-fixed access networks. In response, organizations have begun to utilize wireless technologies to open their wired computer infrastructure to semi-fixed users and to provide an alternative to wired building-to-building or in-building connectivity.

    Widespread acceptance of wireless networks beyond existing vertical markets has been limited to date. However, recent developments collectively resulted in the emergence and growth of wireless LAN solutions in broader networking markets. Today, the desire for pervasive network and Internet connectivity, the preference for mobile computing and the need to deploy and reconfigure networks rapidly and cost-effectively are all factors contributing to the increase in market demand for wireless LAN solutions. The rise of wireless internet service providers (ISPs) has also created significant demand for fixed wireless equipment. Many wireless ISPs are building out national wireless networks to circumvent the incumbent telephone companies and gain market share.

    Global regulatory changes are increasing the number of competitors providing data and voice access to the global telecommunications network. The increased competition is driving access service providers to upgrade their products and increase their service offerings. Recent deregulation in the United States has facilitated competition for local and long distance telephone services, data transmission services and Internet services. Competitors include local exchange carriers, internet service providers, cable operators and utilities. Access to public telecommunications services has historically been provided via copper wire. In the past several years, new technologies have emerged to provide greater communications capacity to subscribers via existing copper wire and other wire alternatives. These digital systems, such as ISDN and DSL, offer a higher capacity for data communications over copper wires. Market interest in these systems has been fueled by the increasing demand for high-speed Internet access. The public telecommunications infrastructure does not currently meet all the public access demand. Wireless local loop systems have emerged as an alternative to wired infrastructure for telephones and access to the Internet.

    Instead of traditional wireline technologies, such as copper wire and fiber optic cable, wireless local loop uses radio frequency communications to provide alternative network access for both data and voice applications. Wireless local loop technology is a promising and attractive solution for network access needs. This is due to a variety of factors, including quick deployment, lower infrastructure construction costs and lower operating costs than traditional wireline access alternatives.

THE SPEEDCOM SOLUTION

    Speedcom's wireless point-to-point and point-to-multipoint bridge products provide fixed wireless networking, primarily outdoors between buildings. Speedcom's products can reduce the overall cost of network connectivity through reduced installation and infrastructure costs. Speedcom's products also facilitate rapid deployment, temporary networks and semi-fixed connectivity to the indoor and outdoor environments. Speedcom distinguishes itself from its competitors by bundling a variety of components into a comprehensive package and offering its customers not only the package, but full service as well.

BUSINESS STRATEGY

    Speedcom's strategy is to continue providing a complete line of wireless broadband products and services to sell to ISPs and private data network users. Speedcom intends to accomplish this primarily through its existing product line and the internal development of new products and services. Speedcom also intends to promote the wider use of its products by establishing strategic relationships with partners who can reach additional segments of the market. Speedcom may seek to acquire one or more companies which complement Speedcom's product offerings in order to facilitate the company's growth.

PRODUCTS/SERVICES

    Speedcom offers a complete line of wireless broadband equipment. Speedcom's high performance wireless bridge/router systems connect existing enterprise LANs for point-to-point and point-to-multi-point, campus area, or metropolitan area networks. Speedcom is developing additional products with smaller size, greater functionality and greater ease of use for new markets. Speedcom expects to have these products available for sale by the first quarter of 2001. Speedcom's products can be reviewed at Speedcom's website, WWW.SPEEDLAN.COM. Speedcom also offers complete wireless equipment installation and support services.

CUSTOMERS

    No single customer accounts for 10% or more of Speedcom's revenues for the years ended December 31, 1998 and 1999 or the six month periods ended June 30, 1999 and 2000.

EMPLOYEES

    Speedcom currently has approximately 80 full time employees, 32 of whom are sales personnel and 7 of whom are engineers. None of Speedcom's employees is represented by a labor union and Speedcom believes that its relations with its employees is good.

PROPERTIES

    Speedcom currently leases approximately 18,000 square feet of office and light industrial space in Sarasota, Florida and has small offices in Miami, Florida; Dallas, Texas; San Diego, California; Mexico City, Mexico; Calgary and Alberta, Canada; and Singapore. Speedcom has an option on approximately 3.22 acres at the Lakewood Ranch development in Sarasota, Florida where it intends to build a 34,000 square foot building constructed to facilitate the company's growth.

LEGAL PROCEEDINGS

    Speedcom is not involved in any material legal proceedings.

                                   MANAGEMENT

INFORMATION REGARDING LTI'S CURRENT MANAGEMENT AND BOARD OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

    The names of the directors and executive officers of LTI Holdings, their ages and certain other information are set forth as follows:

NAME                                          AGE                     POSITION(S)
----                                        --------   ------------------------------------------
Michael E. Noonan                              59      Chairman of the Board, President and Chief
                                                       Executive Officer
Donald L. Aldridge                             42      Chief Financial Officer
Ronald L. Christensen                          62      Director
William J. Warren                              61      Director

    MICHAEL E. NOONAN was appointed Chairman of the Board, President and Chief Executive Officer on February 1, 1996. From 1994 to February 1, 1996,
Mr. Noonan was self-employed as a business consultant. From 1989 to 1994, Mr. Noonan was the Chief Executive Officer, President and sole shareholder of Winning Image, Inc., an apparel marketing and manufacturing firm which was sold to Terry Manufacturing Company. From 1986 to 1989, Mr. Noonan was a Senior Vice President of Domestic and North American Operations at the Mead Packaging Division of Mead Corporation.

    DONALD L. ALDRIDGE has served as Chief Financial Officer on a part-time basis since December of 1997. Until September 30, 1999 he was a Partner in Tatum CFO Partners, LLP, which provides chief financial officer expertise to both emerging growth companies and larger corporations. He had been a Partner with Tatum since 1993. Prior to Tatum, Mr. Aldridge served as the Chief Financial Officer of Southern Services, Inc. from 1990 to 1992. Mr. Aldridge is a Certified Public Accountant who practiced with Deloitte & Touche prior to his financial experience in industry. Mr. Aldridge has a Master's Degree in Business Administration from Virginia Tech and a Bachelor's of Science Degree in Accounting from Bob Jones University.

    RONALD L. CHRISTENSEN has been a director since March 1996. From 1993 to the present, Mr. Christensen has served as President and Chief Executive Office of PrinTech Label Corporation, a printing and converting firm. Since 1983 he has also served as President of Adrienne Associates, a consulting services company to the printing and pressure sensitive materials industry. Mr. Christensen graduated from Georgia Institute of Technology in 1960 with a Bachelor's Degree in Chemical Engineering.

    WILLIAM J. WARREN has been a director since March 1996. Mr. Warren founded Mar-Lyn Container Corporation, a sheet converter, in 1967 and was the President and majority shareholder of Mar-Lyn until the company was sold in April 1997. Mr. Warren is now a management consultant for Lyn Marco. Mr. Warren graduated from the University of California in 1961 with a Bachelor's Degree in Industrial Management.

EXECUTIVE COMPENSATION--CURRENT LTI MANAGEMENT

    The following table sets forth certain information covering the compensation paid or accrued by LTI Holdings during the fiscal year indicated to its President/Chief Executive Officer during the fiscal year ended March 31, 2000. No other executive officer received compensation, including salary and bonus, in excess of $100,000 during the fiscal year ended March 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                             ANNUAL COMPENSATION   --------------------
NAME AND                                     FISCAL YEAR     -------------------   NUMBER OF SECURITIES
PRINCIPAL POSITION                          ENDED MARCH 31         SALARY           UNDERLYING OPTIONS
------------------                          --------------   -------------------   --------------------
Michael E. Noonan.........................       2000             $144,000
Chairman, President.......................       1999             $144,000
and Chief Executive Officer...............       1998             $144,000               91,319(1)

------------------------

(1) Consists of 91,319 shares issuable upon exercise of options granted to Mr. Noonan by Steve Gorlin.

    The following table sets forth the number of securities underlying options, the exercise price and the expiration date for stock options granted to the President/Chief Executive Officer during the fiscal year ended March 31, 2000.

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2000
                               INDIVIDUAL GRANTS

                                                                 PERCENT OF TOTAL
                                                  NUMBER OF          OPTIONS
                                                 SECURITIES          GRANTED        EXERCISE
                                                 UNDERLYING        TO EMPLOYEES       PRICE     EXPIRATION
NAME                                           OPTIONS GRANTED    IN FISCAL YEAR    ($/SHARE)      DATE
----                                           ---------------   ----------------   ---------   ----------
Michael E. Noonan............................           --                 --             --           --

    The following table sets forth the number of exercisable and unexercisable options as of March 31, 2000, and the value of such options for the President/Chief Executive Officer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTIONS VALUES

                                                                          NUMBER OF           VALUE OF
                                                                         SECURITIES          UNEXERCISED
                                                                         UNDERLYING         IN THE MONEY
                                                                     UNEXERCISED OPTIONS     OPTIONS AT
                                                                     AT FISCAL YEAR END    FISCAL YEAR END
                                               SHARES                -------------------   ---------------
                                              ACQUIRED/    VALUE        EXERCISABLE/        EXERCISABLE/
NAME                                          EXERCISED   REALIZED      UNEXERCISABLE       UNEXERCISABLE
----                                          ---------   --------   -------------------   ---------------
Michael E. Noonan...........................        --         --          91,319/0          $12,000/$0

DIRECTOR'S COMPENSATION--CURRENT LTI BOARD OF DIRECTORS

    Non-employee directors are entitled to compensation of $500 for each board of directors meeting attended and are reimbursed for expenses actually incurred in connection with such meeting. Directors are not precluded from serving LTI in any other capacity and receiving compensation therefor.

    In addition, directors are entitled to receive director options pursuant to the 1996 Stock Option Plan. The provisions of this plan provide for the automatic grant of non-qualified stock options to purchase shares of common stock to directors who are not employees or principal stockholders of LTI. Eligible directors were granted a director option to purchase 10,000 shares of common stock on or about October 9, 1996 at a per share exercise price equal to $5.00. Future eligible directors will be granted a director option to purchase 10,000 shares of common stock on the date that such person is first elected or appointed a director. Each eligible director, other than directors who received an initial director option since the last annual meeting, will be granted a director option to purchase 1,000 shares of common stock on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the board of directors. The exercise price for each share subject to a director option shall be equal to the fair market value of the common stock on the date of grant, except for directors who receive options and who own more than ten percent of the voting power, in which case the exercise price shall be not less than 110 percent of the fair market value on the date of grant. Director options are exercisable in four equal annual installments, commencing six months from the date of grant. Director options will expire on the earlier of ten years after the date of grant or ninety days after the termination of the director's service on the board.

EMPLOYMENT AND CONSULTING AGREEMENTS--CURRENT LTI MANAGEMENT

    In July 1996, LTI Holdings entered into a one-year employment agreement with Michael E. Noonan, Chairman and Chief Executive Officer. The agreement provides for an annual base salary of $144,000 per year and is automatically renewable for successive one-year terms unless either party gives six months' notice of termination to the other. LTI Holdings may terminate the agreement without cause and, upon such termination, Mr. Noonan will be entitled to receive his base salary for a period of one year (subject to a fifty percent offset during the second six months for salary received from subsequent employment). In addition, if LTI Holdings exercises its right not to renew the agreement, Mr. Noonan will be entitled to six months of severance pay. The agreement contains confidentiality and non-competition provisions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers of LTI Holdings and the holders of ten percent of LTI Holdings common stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of LTI Holdings. Based on management's review of copies of such reports received by it, or written representations from reporting persons, LTI Holdings believes that during the period from April 1, 1999 to March 31, 2000, its directors and executive officers filed all reports on a timely basis.

INFORMATION REGARDING MANAGEMENT AND BOARD OF DIRECTORS OF LTI FOLLOWING COMPLETION OF THE PROPOSED SPEEDCOM MERGER

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the persons who will serve as executive officers and directors of the post-merger combined company.

NAME                  AGE                                 POSITION(S)
----                --------      ------------------------------------------------------------
Michael W.             43         Chairman and Chief Executive Officer, Director
McKinney
Bruce Sanguinetti      47         President and Director
Jay O. Wright          30         Chief Financial Officer and Director
R. Craig Roos          53         Vice Chairman and Director

    MICHAEL W. MCKINNEY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
DIRECTOR: Mr. McKinney founded Speedcom in 1994 and has served as its Chairman and Chief Executive Officer for the past six years. Prior to forming Speedcom, Mr. McKinney worked as an executive of AT&T and NCR Corporation for fourteen years. Mr. McKinney holds a B.S. in Economics and Finance from Miami University, Oxford, OH.

    BRUCE SANGUINETTI, PRESIDENT AND DIRECTOR: Mr. Sanguinetti served as President of BreezeCom, Incorporated from June 1995 to September 1999. In October 1999, Mr. Sanguinetti left BreezeCom to become the President and CEO of Evietek Ventures. Prior to his involvement with BreezeCom. Mr. Sanguinetti had served as executive vice president of sales and marketing with Solectek Corporation from July 1994 to May 1995. He joined Speedcom's board of directors in October 1999 and becomes Speedcom's President effective September 1, 2000. Mr. Sanguinetti received his Bachelor's degree in Business Administration from California State University.

    JAY O. WRIGHT, CHIEF FINANCIAL OFFICER AND DIRECTOR: Mr. Wright joined Speedcom in December 1999. Previously, he was a principal of FinanceMatrix.com, a development stage business-to-business financial portal from January 1999 until December 1999. Mr. Wright was an investment banker with Merrill Lynch & Co. in New York from May 1997 until January 1999. From September 1996 through May 1997, he was a mergers & acquisitions attorney for Skadden, Arps, Slate, Meagher & Flom LLP in New York. From June 1994 through September 1996, he was a corporate attorney at Foley & Lardner, Chicago, Illinois. Mr. Wright received his JURIS DOCTOR from The University of Chicago Law School in 1994 and his Bachelor's degree in Business Administration, SUMMA CUM LAUDE, in 1991 from Georgetown University.

    R. CRAIG ROOS, VICE CHAIRMAN AND DIRECTOR: Mr. Roos joined Speedcom's board of directors as vice chairman in February 2000. Mr. Roos is founder and sole owner of Roos Capital Planners, Inc. which he formed in 1979. Mr. Roos serves on the boards of several companies in the wireless and telecommunications industry. He has previously served as Chairman of MobileMedia Corporation from 1993 until 1995. Mr. Roos also was a co-founder of Locate, a digital local access carrier specializing in high speed T-1 level radio carrier technologies. Mr. Roos has testified before the United States Congress on telecommunications issues and is a former chairman of the Alternative Local Telecommunications trade association. Mr. Roos has a B.A. in Economics from Davis & Elkins College and an MBA from Fairleigh Dickinson University.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    D.H. Blair Investment Banking Corp., the underwriter of LTI's 1996 initial public offering, has the right to designate one individual for nomination to the LTI board of directors for a period of five years after the completion of the 1996 initial public offering. The designee may be a director, officer, partner, employee or affiliate of D.H. Blair. LTI has agreed to indemnify D.H. Blair against certain liabilities, including liabilities under the Securities Act of 1933.

    During the five-year period after the date of the 1996 initial public offering, in the event D.H. Blair originates a financing or a merger, acquisition or transaction to which LTI is a party, D.H. Blair will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7 percent of the first $1,000,000 to 2 1/2 percent of any consideration in the excess of $9,000,000.

    LTI has agreed not to solicit warrant exercises other than through D.H. Blair, unless D.H. Blair declines to make such solicitation. Upon any exercise of the warrants after the one-year period after the 1996 initial public offering, LTI will pay D.H. Blair a fee of 5 percent of the aggregate exercise price of the warrants, if (i) the market price of the common stock on the date the warrants are exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD; (iii) the warrant holder designates in writing that the exercise of the warrant was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iv) the warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the 1996 initial public offering and at the time of exercise of the warrants; and (vi) the solicitation of exercise of the warrant was not in violation of Regulation M.

    D.H. Blair received underwriting discounts and commissions of $909,075 and a non-accountable expense allowance of $293,250 in connection with the 1996 initial public offering. In addition, in connection with the 1996 initial public offering, we agreed to sell to D.H. Blair and its designees, for nominal consideration, the option to purchase up to 170,000 initial public offering units substantially identical to the units that we offered and sold in the 1996 initial public offering, except that the class A warrants and class B warrants included therein are each subject to redemption by LTI, in accordance with the terms of the related warrant agreement, at any time after these unit purchase options have been exercised and the underlying warrants are outstanding.

    In April 1996, Steve Gorlin, a principal stockholder of LTI, granted to Michael E. Noonan, LTI's current Chairman, President and Chief Executive Officer, options to purchase 91,319 shares of common stock owned by Mr. Gorlin. The options were exercisable immediately at $0.68 per share and expire ten years from the date of grant. Mr. Noonan has exercised those options. LTI has granted Mr. Noonan demand and piggyback registration rights with respect to the shares of common stock issuable upon exercise of these options.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth, as of July 31, 2000, according to information available to the company, the stock ownership of the directors, executive officers and principal stockholders of LTI (including all holders of greater than 5% of LTI common stock). The table also shows the ownership of such persons after giving effect to the proposed 1 for 4.26 reverse stock split and the completion of the merger with Speedcom and the issuance of the shares of LTI common stock to Speedcom stockholders in connection with the merger. The share ownership and percentages listed in the table include any shares of LTI common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to LTI's knowledge, sale, voting and investment power with respect to all shares of LTI stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the SEC.

    Unless otherwise indicated, the address of each affiliate named in the table is c/o of LTI Holdings, Inc., 5115 New Peachtree Road, Suite 200, Atlanta, GA 30341.

                                                 BENEFICIAL OWNERSHIP OF               BENEFICIAL OWNERSHIP OF
                                                       LTI SHARES                            LTI SHARES
                                                 PRIOR TO THE MERGER(1)                FOLLOWING THE MERGER(2)
                                         ---------------------------------------      -------------------------
                                         NUMBER OF    NUMBER OF       PERCENT OF      NUMBER OF      PERCENT OF
BENEFICIAL OWNER                         SHARES (3)   SHARES (4)        CLASS          SHARES          CLASS
----------------                         ----------   ----------      ----------      ---------      ----------
Michael E. Noonan......................   116,271(5)    27,293            4.2%          27,293            *
Ronald L. Christensen..................    10,750(6)     2,523              *            2,523            *
William J. Warren......................    10,750(6)     2,523              *            2,523            *
Donald B. Sallee.......................   368,885(7)    86,592           13.3           86,592            *
Steven N. Bronson......................   680,297(8)   159,694           24.5          159,694          1.9%
J. Morton Davis........................   319,465(9)    74,991           11.1           74,991            *
Kinder Investments, L. P...............   308,300(10)   72,370           11.1           72,370            *
Steve Gorlin...........................   234,662(11)   55,084            9.2           55,084            *
Ruki Renov.............................   277,440(12)   64,126            9.1           64,126            *
Esther Stahler.........................   277,440(13)   65,126            9.1           65,126            *
All executive officers and directors as
  a group
  (3 persons)..........................   137,771(14)   32,339            4.6           32,339            *

------------------------

*   Less than 1%.

(1) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

(2) Assumes implementation of 1 for 4.26 reverse stock split and issuance of 7,438,036 shares in the merger.

(3) Reflects share ownership prior to reverse split and issuance of shares in the merger.

(4) Reflects share ownership following reverse split, but prior to issuance of shares in the merger.

(5) Includes 91,319 shares issuable upon exercise of immediately exercisable options granted to Mr. Noonan by Mr. Gorlin.

(6) As to each director, includes 10,750 immediately exercisable options to purchase common stock. Does not include 250 shares (per director) issuable upon exercise of options that that are not exercisable within sixty days.

(7) The address of Mr. Sallee is 980 South Powers Court, N. W., Atlanta, Georgia 30327.

(8) The address of Mr. Bronson is 16 East 52nd Street, Suite 501, New York, New York 10022.

(9) Represents 52,360 shares underlying a unit purchase option ("UPO") to purchase 13,090 units owned by Mr. Davis, 52,360 shares underlying a UPO to purchase 13,090 units owned by D. H. Blair Investment Banking Corp. and 214,745 shared owned by D. H. Blair Capital Corp. Mr. Davis is the chairman of the board and sole stockholder of D. H. Blair Capital Corp. and D. H. Blair Investment Banking Corporation. Mr. Davis has sole power to vote or direct the vote, to dispose of or to direct the disposition of the shares owned by D. H. Blair Capital Corp. and D. H. Blair Investment Banking Corp. The address of Mr. Davis is 44 Wall Street, New York, New York 10005.

(10) Kinder Investments, L.P.; Peyser Associates, LLC, the general partner of Kinder Investments; and Brian A. Wasserman, the managing member of Peyser share voting power over the shares. The address of these parties is 1500 Hempstead Turnpike, East Meadow, New York 11554.

(11) Includes 91,319 share subject to options granted by Mr. Gorlin to Michael
    E. Noonan. The address of Mr. Gorlin is 150 Gulf Shore Drive, Unit 601, Destin, Florida 32541. Mr. Gorlin may be deemed a "founder" of the Company, as such term is defined in the Securities Act of 1933.

(12) Includes 209,440 shares underlying a UPO to purchase 52,360 units owned directly by Mrs. Renov and 68,000 shares underlying a UPO to purchase 17,000 units owned by D. H. Blair & Co., Inc. Each unit consists of one share of LTI common stock, one class A common warrant and one class b warrant.
    Mrs. Renov has sole voting power of and dispositive control over shares owned by her and shares voting power of and dispositive control over shares owned by D. H. Blair & Co. Mr. and Mrs. Renov, collectively, are principal shareholders of D. H. Blair & Co. The address of Mrs. Renov is 172 Broadway, Lawrence, New York 11559.

(13) Includes 209,440 shares underlying a UPO to purchase 52,360 units owned directly by Mrs. Stahler and 68,000 shares underlying a UPO to purchase 17,000 units owned by D. H. Blair & Co. Mrs. Stahler has sole voting power of and dispositive control over shares owned by her and has voting power of and dispositive control over shares owned by D. H. Blair & Co. Mr. and Mrs. Stahler, collectively, are principal shareholders of D. H. Blair & Co. The address of Mrs. Stahler is 10 Lakeside Drive, Lawrence, New York 11559.

(14) Includes 112,819 shares issuable upon exercise of options that are immediately exercisable. Does not include 500 shares issuable upon exercise of options that are not exercisable within sixty days.

                           DESCRIPTION OF SECURITIES

    THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO APPLICABLE DELAWARE LAW AND TO THE PROVISIONS OF LTI'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AS AMENDED TO THE DATE OF THIS PROSPECTUS.

    AS DISCUSSED ELSEWHERE IN THIS PROSPECTUS, IN CONNECTION WITH THE PROPOSED MERGER WITH SPEEDCOM, LTI IS PROPOSING CERTAIN CHANGES TO ITS CURRENT CERTIFICATE OF INCORPORATION. THESE CHANGES WILL BE REFLECTED IN AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IF THE PROPOSALS ARE APPROVED. ANY DIFFERENCES BETWEEN THE COMPANY'S CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OR BYLAWS AND THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT ARE INTENDED TO BE IMPLEMENTED IN CONNECTION WITH THE CLOSING OF THE SPEEDCOM MERGER AND THAT MAY HAVE A SUBSTANTIVE EFFECT ON THE COMPANY'S SECURITIES ARE SUMMARIZED BELOW.

GENERAL

    The authorized capital stock of LTI consists of 25,250,000 shares, of which 20,000,000 shares have been designated common stock, par value $.01 per share. The remaining 5,250,000 shares are designated as preferred stock, par value $.01 per share, of which 250,000 shares were designated as series A convertible preferred stock, all of which have been retired.

    If the proposed amendments to the certificate of incorporation are approved and the proposed amended and restated certificate of incorporation is filed and becomes effective, the authorized capital stock of the company will consist of 40,000,000 shares, of which 30,000,000 shares will be designated common stock $.001 par value per share, and the remaining 10,000,000 will be designated as preferred stock, par value $.001 per share.

COMMON STOCK

    Holders of LTI common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of LTI's stockholders, and, under Delaware law, the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of LTI's certificate of incorporation. Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of LTI, all company assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

    All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

    If the proposed amendments to the certificate of incorporation are approved and the amended and restated certificate of incorporation is filed and becomes effective the basic rights of holders of common stock will not differ substantively from the rights of the holders of common stock under LTI's current certificate of incorporation.

PREFERRED STOCK

    At the time of LTI's initial public offering, all outstanding shares of series A preferred stock were automatically converted into shares of LTI common stock and were retired. Currently, there are no shares of preferred stock outstanding.

    LTI is now authorized to issue up to 5,000,000 shares of "blank-check" preferred stock, which amount will be increased to 10,000,000 shares if the proposed amended and restated certificate of incorporation becomes effective. The proposed amended and restated certificate of incorporation differs stylistically from the current certificate of incorporation in that it will no longer contain a description of the rights and preferences of the retired series A preferred stock.

    Under both the current certificate of incorporation and the proposed amended and restated certificate of incorporation, the board of directors has the authority to issue the preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the company's common stock by increasing the number of outstanding shares having voting rights and/or by the creation of class or series voting rights. If the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of LTI common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences over the common stock with respect to dividend and liquidation rights. LTI has no current plans to issue any shares of preferred stock.

WARRANTS

    LTI's initial public offering consisted of an offering of equity units comprised of LTI common stock and warrants to acquire shares of common stock. The warrants issued in the initial public offering were classified as class A warrants and class B warrants.

    REDEEMABLE WARRANTS CLASS A WARRANTS. Each class A warrant entitles the registered holder to purchase one share of LTI common stock and one class B warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on October 8, 2001. The class A warrants are redeemable by LTI on 30 days' written notice at a redemption price of $.05 per class A warrant if the closing price of the common stock for any 30 consecutive trading days, ending within 15 days of the notice of redemption, averages in excess of $9.10 per share. In this context, "closing price" means the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All class A warrants must be redeemed if any are redeemed.

    As of June 30, 2000 a total of 2,952,400 class A warrants were outstanding.

    REDEEMABLE CLASS B WARRANTS. Each class B warrant entitles the registered holder to purchase one share of LTI common stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on October 8, 2001. The class B warrants are redeemable by LTI on 30 days' written notice at a redemption price of $.05 per class B warrant, if the closing price of the common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All class B warrants must be redeemed if any are redeemed.

    As of June 30, 2000 a total of 1,955,100 class B warrants were outstanding, and a total of 2,952,400 class B warrants were issuable upon exercise of outstanding class A warrants.

    WARRANTS GENERALLY. The class A warrants and class B warrants are evidenced by warrant certificates in registered form. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with certain exceptions. LTI has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the class A warrants and the class B warrants.

    If the proposed amendments to the certificate of incorporation are approved and the amended and restated certificate of incorporation is filed and becomes effective there will be no change in the class A warrants and class B warrants. If, however, the proposed 1 for 4.26 reverse stock split is approved, the warrants will be appropriately adjusted to provide for an upward change change in the exercise price and a downward change in the number of shares into which each warrant may be converted.

UNIT PURCHASE OPTIONS

    In connection with LTI's 1996 initial public offering, LTI granted D.H. Blair Investment Banking Corp., unit purchase options to purchase up to 170,000 units. The units consist of one share of LTI common stock, one class A warrant and one class B warrant. These units were substantially identical to the units sold by LTI in the 1996 initial public offering, except that the warrants included in the unit purchase options are subject to redemption by LTI, in accordance with the terms of the related warrant agreement, at any time after the unit purchase options have been exercised and the underlying warrants are outstanding. The unit purchase options are exercisable until October 8, 2001 at an exercise price of $6.00 per unit (which is equal to 120% of the initial public offering price per unit), subject to adjustment in certain events to protect against dilution. The holders of the unit purchase options have certain demand and piggyback registration rights.

REGISTRATION RIGHTS

    Holders of the unit purchase options have demand and piggyback registration rights relating to the options and the underlying securities. Michael Noonan, LTI's current Chairman, President and Chief Executive Officer also has certain demand and piggyback registration rights relating to certain shares of common stock that he beneficially owns.

DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware corporation statute provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. A corporation's stockholders, by adopting an amendment to its certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the bylaws presently exclude LTI from the restrictions imposed by Section 203. Further, neither the proposed amended and restated certificate of incorporation nor the proposed amended and restated bylaws exclude LTI from the Section 203 restrictions.

TRANSFER AGENT AND WARRANT AGENT

    American Stock Transfer & Trust Company, New York, New York, serves as LTI's transfer agent for the shares of common stock and warrant agent for the class A and class B warrants.

                              PLAN OF DISTRIBUTION

    The securities offered hereby are being offered directly by LTI pursuant to the terms of the class A and class B warrants and the unit purchase options. No underwriter is being used in connection with this offering. However, LTI has agreed not to solicit warrant exercises other than through D.H. Blair, unless D.H. Blair declines to make such solicitation. Upon any exercise of the warrants after the first anniversary of the date of the 1996 initial public offering, LTI has agreed to pay D.H. Blair a fee of 5% of the aggregate exercise price of the warrants, if (i) the market price of LTI's common stock on the date the warrants are exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD; (iii) the warrant holder designates in writing that the exercise of the warrant was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iv) the warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the initial public offering and at the time of exercise of the warrants; and (vi) the solicitation of exercise of the warrant was not in violation of Regulation M.

    The warrant and unit purchase options prices and other terms of the warrants and unit purchase options were determined by negotiation between LTI and D.H. Blair at the time of the 1996 initial public offering and are not necessarily related to LTI's asset value, net worth or other established criteria of value.

                                    EXPERTS

    The consolidated financial statements of LTI as of March 31, 2000 and 1999 and for each of the two years in the period ended March 31, 2000, appearing in this registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing elsewhere herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited our financial statements at Decemer 31, 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    LTI has filed a registration statement (including post-effective amendments to the registration statement) with the SEC under the Securities Act that registers the securities being offered by this document. The registration statement, including the attached exhibits and schedules, contains additional relevant information about LTI and its securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

    In addition, LTI files annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements or other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like LTI, who file electronically with the SEC. The address of the site is http://www.sec.gov.

    LTI has supplied all information contained or incorporated by reference in this document relating to LTI and Speedcom has supplied all information relating to Speedcom.

                         INDEX TO FINANCIAL STATEMENTS

SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

Report of Independent Auditors--Ernst & Young LLP...........    F-2

Balance Sheets as of December 31, 1999 and June 30, 2000
  (unaudited)...............................................    F-3
Statements of Operations for the years ended December 31,
  1998 and
  1999 and six months ended June 30, 1999 and 2000
  (unaudited)...............................................    F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended
  December 31, 1998 and 1999 and six months ended June 30,
  2000 (unaudited)..........................................    F-5
Statements of Cash Flows for years ended December 31, 1998
  and
  1999 and six months ended June 30, 1999 and 2000
  (unaudited)...............................................    F-6
Notes to Financial Statements...............................    F-7

LTI HOLDINGS, INC. AND SUBSIDIARY

Report of Independent Auditors--Grant Thornton LLP..........   F-18

Consolidated Balance Sheets as of March 31, 2000 and 1999...   F-19
Consolidated Statements of Operations for the years ended
  March 31, 2000
  and 1999..................................................   F-20
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended
  March 31, 2000 and 1999...................................   F-21
Consolidated Statements of Cash Flows for the years ended
  March 31, 2000 and 1999...................................   F-22
Notes to Consolidated Financial Statements..................   F-23

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SPEEDCOM Wireless International Corporation

    We have audited the accompanying balance sheet of SPEEDCOM Wireless International Corporation as of December 31, 1999, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPEEDCOM Wireless International Corporation as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Tampa, Florida
March 27, 2000

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                                 BALANCE SHEETS

                                                                                      JUNE 30, 2000
                                                         DECEMBER 31,    JUNE 30,       PRO FORMA
                                                             1999          2000         (NOTE 11)
                                                         ------------   -----------   -------------
                                                                        (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash.................................................  $   108,564    $   105,026    $ 1,871,707
  Restricted cash......................................       35,671             --             --
  Accounts receivable, net of allowances of $143,371
    and $27,722 in 1999 and 2000, respectively.........      515,155        977,825        977,825
  Inventories, net.....................................      553,004      1,076,188      1,076,188
  Prepaid expenses and other current assets............        7,182        161,322        169,552
                                                         -----------    -----------    -----------
Total current assets...................................    1,219,576      2,320,361      4,095,272
Property and equipment, net............................      199,199        647,669        647,669
Other assets, net......................................       44,284         47,513         47,513
                                                         -----------    -----------    -----------
Total assets...........................................  $ 1,463,059    $ 3,015,543    $ 4,790,454
                                                         ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.....................................  $   817,092    $ 1,236,928    $ 1,237,256
  Accrued expenses.....................................      362,134        286,168        463,868
  Loans from stockholder...............................       45,639             --             --
  Current portion of deferred revenue..................       83,005         85,347         85,347
  Current notes and capital leases payable.............      328,781         19,229         19,229
                                                         -----------    -----------    -----------
Total current liabilities..............................    1,636,651      1,627,672      1,805,700
Accrued expenses, net of current portion...............       12,000             --             --
Deferred revenue, net of current portion...............       63,616         38,409         38,409
Notes and capital leases payable.......................       99,154         78,684         78,684
Convertible subordinated debt..........................           --         40,000         40,000

Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 10,000,000
    undesignated shares authorized.....................           --             --             --
  Common stock, $.001 par value, 20,000,000 shares
    authorized, 6,414,767, 6,931,999 and 7,583,431
    shares issued and outstanding......................        6,415          6,932          7,583
  Additional paid-in capital...........................    2,062,879      4,415,202      6,011,434
  Accumulated deficit..................................   (2,417,656)    (3,096,356)    (3,096,356)
  Notes receivable.....................................           --        (95,000)       (95,000)
                                                         -----------    -----------    -----------
Total stockholders' equity (deficit)...................     (348,362)     1,230,778      2,827,661
                                                         -----------    -----------    -----------
Total liabilities and stockholders' equity (deficit)...  $ 1,463,059    $ 3,015,543    $ 4,790,454
                                                         ===========    ===========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1998          1999         1999          2000
                                               -----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Revenues:
  Installation revenues......................  $ 5,147,233   $4,990,191   $1,985,579    $3,918,262
  Extended services contract revenue.........       23,837       61,852       26,246        82,720
                                               -----------   ----------   ----------    ----------
                                                 5,171,070    5,052,043    2,011,825     4,000,982
Operating costs and expenses:
  Cost of installation revenues, excluding
    items stated separately below............    2,840,619    3,094,205    1,143,672     2,129,727
  Salaries and related.......................    1,871,287    1,822,054      829,428     1,714,608
  General and administrative.................    1,018,281      391,803      284,341       550,403
  Selling expenses...........................      426,685      255,094       39,760       235,736
  Bad debts expense..........................      129,216       78,827           --        24,478
  Depreciation and amortization..............       31,697       44,366       17,700        30,000
  Other......................................       59,225       63,645           --            --
                                               -----------   ----------   ----------    ----------
                                                 6,377,010    5,749,994    2,314,901     4,684,952
                                               -----------   ----------   ----------    ----------
Loss from operations.........................   (1,205,940)    (697,951)    (303,076)     (683,970)
Other income (expense):
  Interest expense, net......................      (63,927)    (107,763)     (41,568)       (8,218)
  Other income, net..........................        4,689       15,206           --        13,488
                                               -----------   ----------   ----------    ----------
                                                   (59,238)     (92,557)     (41,568)        5,270
                                               -----------   ----------   ----------    ----------
Net loss.....................................  $(1,265,178)  $ (790,508)  $ (344,644)   $ (678,700)
                                               ===========   ==========   ==========    ==========
Net loss per share:
  Basic and diluted..........................  $     (0.21)  $    (0.13)  $    (0.06)   $    (0.10)
                                               ===========   ==========   ==========    ==========
Shares used in computing basic and diluted
  net loss per share.........................    6,007,450    6,158,001    6,092,586     6,899,138
                                               ===========   ==========   ==========    ==========
Unaudited pro forma basic and diluted net
  loss per share (Note 11)                                   $    (0.13)                $    (0.10)
                                                             ==========                 ==========
Shares used in computing unaudited pro forma
  basic and diluted net loss per share.......                 6,158,001                  6,899,138
                                                             ==========                 ==========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                                      AND
                    SIX MONTHS END JUNE 30, 2000 (UNAUDITED)

                                      COMMON STOCK       ADDITIONAL
                                  --------------------    PAID-IN     ACCUMULATED      NOTE
                                   SHARES      AMOUNT     CAPITAL       DEFICIT     RECEIVABLE      TOTAL
                                  ---------   --------   ----------   -----------   ----------   -----------
Balance at January 1, 1998......  5,858,548    $5,859    $  634,247   $  (361,970)  $      --    $   278,136
  Sale of common stock..........     90,693        90       132,841            --          --        132,931
  Issuance of common stock to
    employees...................    143,015       143       359,421            --          --        359,564
  Net loss......................         --        --            --    (1,265,178)         --     (1,265,178)
                                  ---------    ------    ----------   -----------   ---------    -----------
Balance at December 31, 1998....  6,092,256     6,092     1,126,509    (1,627,148)         --       (494,547)
  Sale of common stock for cash
    (96,000 shares to be
    issued).....................    364,621       365       966,438            --          --        966,803
  Issuance of common stock for
    services....................      7,890         8        19,882            --          --         19,890
  Treasury shares purchased.....    (50,000)      (50)      (49,950)           --          --        (50,000)
  Net loss......................         --        --            --      (790,508)         --       (790,508)
                                  ---------    ------    ----------   -----------   ---------    -----------
Balance at December 31, 1999....  6,414,767     6,415     2,062,879    (2,417,656)         --       (348,362)
  Sale of common stock and
    warrants for cash...........    641,239       641     2,475,709            --          --      2,476,350
  Issuance of stock for note and
    consulting services.........     25,000        25        99,975            --     (95,000)         5,000
  Treasury shares purchased.....   (149,007)     (149)     (223,361)           --          --       (223,510)
  Net loss......................         --        --            --      (678,700)         --       (678,700)
                                  ---------    ------    ----------   -----------   ---------    -----------
  Balance at June 30, 2000
    (unaudited).................  6,931,999    $6,932    $4,415,202   $(3,096,356)  $ (95,000)   $ 1,230,778
                                  =========    ======    ==========   ===========   =========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                -----------------------   --------------------------
                                                   1998         1999         1999           2000
                                                -----------   ---------   -----------   ------------
                                                                          (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................  $(1,265,178)  $(790,508)   $(344,644)   $  (678,700)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization.............       39,622      55,457       17,700         30,000
    Bad debts.................................      129,216      78,827           --         24,478
    Provision for inventory obsolescence......       11,000      44,576           --         11,000
    Gain on sale of assets....................           --      (3,350)      (2,900)            --
    Stock-based compensation..................      359,564          --           --             --
    Common stock issued for services..........           --      19,890           --          5,000
    Changes in operating assets and
      liabilities:
      Restricted cash.........................      (12,869)     37,198       72,869         35,671
      Accounts receivable.....................     (100,187)    196,966      228,293       (487,148)
      Inventories.............................     (357,820)    237,992      300,440       (534,184)
      Prepaid expenses and other assets.......       56,897       1,828        3,847       (154,140)
      Other assets............................      (23,626)    (12,082)      (4,149)        (3,229)
      Accounts payable and accrued expenses...    1,021,057    (708,224)    (465,136)       331,870
      Deferred revenue........................       90,371      56,250       45,872        (22,865)
                                                -----------   ---------    ---------    -----------
Net cash used in operating activities.........      (51,953)   (785,180)    (147,808)    (1,442,247)

INVESTING ACTIVITIES
Proceeds from sale of equipment...............           --       3,350        2,900             --
Purchases of equipment........................      (94,704)    (74,547)     (63,622)      (478,470)
                                                -----------   ---------    ---------    -----------
Net cash used in investing activities.........      (94,704)    (71,197)     (60,722)      (478,470)

FINANCING ACTIVITIES
Net proceeds (payments) from factor...........      (13,185)   (115,584)     223,948       (111,731)
Proceeds from sale of common stock............      132,931     966,803           --      2,476,350
Proceeds (payments) from loans from
  stockholder.................................       24,110          --           --        (45,639)
Borrowings of long-term debt..................       16,087     223,300      223,300         40,000
Payments of long-term debt and capital
  leases......................................      (15,998)    (59,578)     (11,421)      (218,291)
Purchase of treasury stock....................           --     (50,000)          --       (223,510)
                                                -----------   ---------    ---------    -----------
Net cash provided by financing activities.....      143,945     964,941      435,827      1,917,179
                                                -----------   ---------    ---------    -----------
Net increase (decrease) in cash...............       (2,712)    108,564      227,297         (3,538)
Cash at beginning of year.....................        2,712          --           --        108,564
                                                -----------   ---------    ---------    -----------
Cash at end of year...........................  $        --   $ 108,564    $ 227,297    $   105,026
                                                ===========   =========    =========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                      SUPPLEMENTAL CASH FLOWS DISCLOSURES

                                                 YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                 -----------------------   -------------------------
                                                    1998         1999         1999          2000
                                                 ----------   ----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest.........................   $ 18,294     $28,667       $41,568       $ 8,218
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
Increase in capital lease obligations..........     59,296       8,501            --            --
Issuance of common stock to employees..........    359,564          --            --            --
Common stock issued for services...............         --      19,890            --         5,000
Common stock issued for note...................         --          --            --        95,000

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

    SPEEDCOM Wireless International Corporation (the Company) was incorporated in Florida on March 16, 1994. The Company configures, assembles and installs custom wireless networking equipment for business customers internationally.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA

    The financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and the related amounts in the notes to financial statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

REVENUE RECOGNITION

    The Company contracts with customers under short-term (generally two to three weeks in duration) arrangements to configure, assemble and install wireless communications products. The Company recognizes revenue on its wireless communications products upon completion of the installation and customer acceptance of title to the equipment. The Company also sells extended maintenance agreements, for periods of one to three years. Revenue on extended maintenance agreements is deferred and recognized on a straight-line basis over the term of the agreement.

RISKS AND UNCERTAINTIES

    The Company generates a significant amount of its revenues from customers in foreign geographic areas (See Note 10. Segments and Geographic Information). Generally, the conduct of business in foreign geographic areas possesses greater risks than are present with domestic operations. Risks faced by the Company in conducting business in foreign geographic areas include delays or refusals in the payment of accounts receivable, refusal to return equipment from unaccepted installations, and disruptions in installations. Management believes that it is able to estimate and manage these risks. However, to date, the Company has not experienced significant losses related to conducting business in foreign geographic areas.

FACTORED ACCOUNTS RECEIVABLE

    The Company accounts for its accounts receivable factoring arrangement as a secured borrowing pursuant to Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (SFAS 125). As a result, the balances of accounts receivable sold to the lending institution as of December 31, 1999 are shown as assets of the Company, and the amounts advanced to the Company are shown as being payable. The related service charge is reflected in interest expense in the period that the accounts receivable are transferred. Cash balances retained by the lending institution are reflected in the accompanying financial statements as restricted. As of June 30, 2000, there were no borrowings outstanding under this continuing arrangement.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories consist of telecommunications equipment, related component parts used in the assembly of wireless network products and finished assemblies ready for installation. Inventories are recorded at the lower of cost (using the first-in, first-out method) or net realizable value. Labor and overhead costs related to assemblies and installations in process are included in finished assemblies.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of depreciable assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the related lease agreement.

FINANCIAL INSTRUMENTS

    The Company's significant financial instruments included accounts receivable, accounts payable and notes payable. The Company believes that the carrying values of financial instruments in the accompanying balance sheet approximate their respective fair values.

INCOME TAXES

    The Company's sole taxing jurisdictions for income tax purposes are within the United States. Currently, the Company follows the liability method of accounting for income taxes in accordance with SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board (FASB) issued
SFAS 130, REPORTING COMPREHENSIVE INCOME. This standard requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners, such as capital contributions and dividends. The Company adopted this Standard in 1998 and implemented the standard for all years presented. The Company's comprehensive losses were equal to net losses for all periods presented.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock-based compensation using the intrinsic method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, (APB 25) and related Interpretations. Accordingly, in cases where exercise prices equal or exceed fair market value, the Company recognized no compensation expense for stock option grants. In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period. For purposes of stock-based compensation, the fair value of awards has been determined relative to the sales prices received in private placements of common stock by the Company. Pro forma financial information, assuming that the Company had adopted the measurement

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standard of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all stock-based compensation, is included in Note 7.

ADVERTISING COSTS

    The Company's policy is to expense advertising costs as incurred. During the years ended December 31, 1998 and 1999, the Company expensed $115,684 and $16,637, respectively, in advertising expenses. Such amounts are included in selling expenses.

LOSS PER SHARE

    The Company has applied the provisions of SFAS 128, EARNINGS PER SHARE, which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents. No dilutive common stock equivalents existed in any year presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

    On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The SAB will be effective during the fourth quarter 2000. The Company has evaluated the impact of this SAB as it relates to current operations and does not believe that adoption of SAB 101 will have a material impact on revenues.

    In March 2000, the FASB issued FASB Interpretation No. 44 "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, an Interpretation of APB 25, which requires variable accounting for certain stock option transactions. This interpretation is effective July 1, 2000 but certain guidelines cover specific events that occurred since either December 15, 1998 or January 12, 2000. The Company has evaluated the impact of this interpretation on its financial reporting of results of operations and does not believe that adoption of the interpretation will have a material impact.

    In June 2000, the FASB issued SFAS 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES", an amendment of Statement 133, which is effective for fiscal years beginning after June 15, 2000. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations of financial position.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

3.  INVENTORIES

    A summary of inventories at December 31, 1999 and June 30, 2000 is as follows:

                                                          1999        2000
                                                        --------   -----------
                                                                   (UNAUDITED)
Component parts.......................................  $458,385   $  506,390
Completed assemblies..................................    94,619      569,798
                                                        --------   ----------
                                                        $553,004   $1,076,188
                                                        ========   ==========

4.  PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1999 is as follows:

                                                                1999
                                                              --------
Computer and office equipment...............................  $215,069
Automobiles.................................................    43,637
Leasehold improvements......................................    18,706
Furniture and fixtures......................................    16,775
Construction in progress....................................    29,526
                                                              --------
                                                               323,713
Less accumulated depreciation...............................  (124,514)
                                                              --------
                                                              $199,199
                                                              ========

Property and equipment included computer and office equipment of $67,797 acquired under capital leases. Amortization and depreciation expense amounted to $39,622 and $55,457 for the years ended December 31, 1998 and 1999, respectively.

5.  LOANS FROM STOCKHOLDER

    A summary of unsecured stockholder loans at December 31, 1999 is as follows:

19% note payable originally due February 28, 1998...........  $ 5,139
19% note payable originally due December 19, 1998...........   16,000
19% note payable originally due January 21, 1999............   15,000
19% note payable originally due November 13, 1999...........    7,500
19% note payable originally due November 25, 1999...........    2,000
                                                              -------
                                                              $45,639
                                                              =======

    All notes were paid in 2000. Interest expense amounted to $8,730 and $10,989 for the years ended December 31, 1998 and 1999, respectively.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

6.  NOTES AND CAPITAL LEASES PAYABLE

    A summary of notes and capital leases payable at December 31, 1999 is as follows:

12% promissory note, originally due September 1999, in
  default...................................................  $175,000
Advances under accounts receivable factor arrangement.......   111,731
10.5% bank note payable in monthly installments through June
  2003; secured by equipment and inventories................    61,032
Capital lease obligations...................................    51,351
8%-10.6% equipment loans payable in monthly installments
  through January 2003; secured by equipment................    28,821
                                                              --------
                                                               427,935
Less current portion........................................  (328,781)
                                                              --------
                                                              $ 99,154
                                                              ========

    The Company entered into a $200,000 promissory note with a vendor during 1999. Interest was required to be paid monthly and all outstanding principal and accrued interest was payable in full on September 30, 1999. At December 31, 1999, the principal balance outstanding on the note was $175,000. Although in default at the date of the financial statements, the note was paid in full subsequent to year-end.

    The Company has an accounts receivable factoring arrangement with a lending institution that provides for the sale of certain accounts receivable balances aggregating no more than $400,000. The lending institution charges a discount of 2.5% of the face value of the receivables purchased. The arrangement provides for full recourse to the lending institution. Advances by the lending institution amounted to $111,731 as of December 31, 1999. Subsequent to December 31, 1999, the advances were repaid and no additional advances have been taken on the continuing arrangement.

    Aggregate maturities of notes and capital leases payable as of December 31, 1999 are as follows:

                                                           NOTES      LEASES
                                                          --------   --------
2000....................................................  $311,533   $ 26,149
2001....................................................    27,396     24,041
2002....................................................    25,125     12,455
2003....................................................    12,530      6,212
2004 and thereafter.....................................        --         --
                                                          --------   --------
Total maturities and payments...........................  $376,584   $ 68,857
                                                          ========
Less amount representing interest.......................              (17,506)
                                                                     --------
                                                                       51,351
Less current portion....................................              (17,248)
                                                                     --------
                                                                     $ 34,103
                                                                     ========

    During January 2000, the Company issued a convertible subordinated note payable for $40,000, 10% note due for payment in January 2003. The note is convertible into 10,000 shares of common stock at any time during its term. The note is subordinated to all other debt instruments.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

7.  INCOME TAXES

    The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss (NOL) carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                1999
                                                              ---------
Deferred income tax assets:
  Allowances for doubtful accounts..........................  $  53,951
  Inventory obsolescence reserve............................     20,913
  Vacation and sick pay.....................................     20,865
  Deferred revenue..........................................     55,174
  Net loss carryforward.....................................    768,447
                                                              ---------
                                                                919,350
Valuation allowance.........................................   (919,350)
                                                              ---------
Net deferred income tax asset...............................  $      --
                                                              =========

    The following table reconciles the assumed statutory tax rate with the effective rate of the Company for the years ended December 31, 1998 and 1999:

                                                               1998          1999
                                                             --------      --------
Tax benefit at statutory rate..............................   (34.00)%      (34.00)%
Reconciling items:
  State income taxes.......................................    (3.61)%       (3.61)%
  Non-deductible items.....................................     0.14 %        0.17 %
  Change in valuation allowance............................    37.49 %       37.44 %
                                                              ------        ------
                                                                0.00 %        0.00 %
                                                              ======        ======

    At December 31, 1999, the Company has NOL carryforwards for both federal and state income tax purposes of approximately $2,000,000 that expire through the year 2019.

8.  STOCKHOLDERS' EQUITY

SALES AND ISSUANCE OF SECURITIES

    During January 1998, the Company sold 60,000 shares of its $.001 par value common stock for a per share price of $2. During the period from April 1998 to June 1998, the Company sold 30,693 shares of its $.001 par value common stock for a per share price of $3.00. The net proceeds on sales of stock during 1998 were $132,931.

    During the period from January 1999 to September 1999, the Company sold 208,121 shares of its $.001 par value common stock at a per share price of $2.25. During the period from October to December 1999, the Company sold 252,500 shares of its $.001 par value common stock at a per share

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
price of $2.50. Of the total shares sold, 96,000 shares were unissued at December 31, 1999. These shares were issued subsequent to December 31, 1999. The net proceeds on sales of stock during 1999 were $966,803.

    In addition to sales of stock for cash, during 1999 the Company issued 330 shares of its common stock to non-employees for services valued at $990 (using a $3 per share value) and 7,560 shares of its common to non-employees for services valued at $18,900 (using a $2.50 per share value). The value ascribed to the common shares corresponds with the price per common share of the aforementioned sales of common stock.

    During January 2000 the Company sold 338,500 shares of common stock for $4.00 per share. During February 2000, the Company sold 200,000 shares of common stock for $3.25 per share. During May 2000, the Company sold 572 shares of common stock for $3.50 per share. During June 2000, the Company sold 60,500 shares of common stock with detachable warrants to purchase up to 125,000 shares of common stock at exercise prices ranging from $13.00 to $18.00 per share, for $5.00 per unit. In addition, during June 2000 the Company sold 41,667 shares of common stock with detachable warrants to purchase up to 100,000 shares of common stock at $7.50 per share, for $6.00 per unit. Warrants included in the $5.00 unit have a term of two years; warrants included in the $6.00 unit have a term of 120 days. Net proceeds on the sales of stock and warrants during the first six months of 2000 amounted to $2,476,350.

    In addition to sales of stock and warrants for cash, during May 2000 the Company issued 25,000 shares of common stock to a board member in exchange for a $95,000, 6% promissory note, due August 2000 and two months of consulting services. A value of $100,000 was ascribed to the common stock issued, based upon the then most recent sale of common stock at a price of $4.00 per share. The value was allocated to the face value of the note receivable in the amount of $95,000 (contra-equity) and deferred consulting services (expense) in the amount of $5,000.

EMPLOYEE STOCK-BASED COMPENSATION

    During the year ended December 31, 1998, the Company issued 143,015 shares of its $.001 par value common stock to certain employees of the Company for employment services. These shares had no restrictions and vested immediately. The Company recognized compensation expense of $359,564 for the value of the shares issued. The value ascribed to the common shares corresponded with the price per share from sales of common stock closely preceding the issuance.

    At December 31, 1999, the Company had 2,000,000 shares of common stock reserved for issuance under employee incentive stock bonus, purchase or option plans.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    Employee stock option activity was as follows at December 31:

                                                          1999                          1998
                                              ----------------------------   ---------------------------
                                                              WEIGHTED                      WEIGHTED
                                                          AVERAGE EXERCISE              AVERAGE EXERCISE
                                               OPTIONS         PRICE         OPTIONS         PRICE
                                              ---------   ----------------   --------   ----------------
Outstanding--
  Beginning of year.........................    952,950         $3.00             --             --
  Granted at market price...................    575,474          3.00        952,950          $3.00
  Expired or canceled.......................     26,550          3.00             --             --
                                              ---------         -----        -------          -----
Outstanding--end of year....................  1,501,874          3.00        952,950           3.00
                                              =========         =====        =======          =====
Exercisable as of December 31...............    300,413         $3.00         91,750          $3.00
                                              =========         =====        =======          =====

    The weighted average fair value of the options granted during 1998 and 1999 is $.59 and $.21, respectively. The weighted average remaining contractual life of the options as of December 31, 1998 and 1999 is 3.2 and 2.6 years, respectively.

    Pro forma information regarding the Company's stock option grants is presented below. The fair market value for these options was estimated at the date of grant using the "Minimum Value" method. The Minimum Value method calculates the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate over the expected exercise life of the option. In order to calculate the fair value, the following assumptions were made: the expected dividend payment rate used was zero, the expected option life used was five years in 1998 and 1999 and the risk free interest rate was assumed to be 4.56% in 1998 and 5.23% in 1999. Because the options have a four-year vesting period, the pro forma effect shown below is not reflective of the reported net earnings or losses in future years.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows at December 31:

                                                          1998         1999
                                                       -----------   ---------
Reported net loss....................................  $(1,265,178)  $(790,508)
Estimated fair value of options......................     (101,727)   (138,451)
Pro forma net loss...................................  $(1,366,905)  $(928,959)
                                                       ===========   =========
Reported net loss per share: Basic and Diluted.......  $      (.21)  $    (.13)
Effect for the fair value of options.................         (.02)       (.02)
                                                       -----------   ---------
Pro forma net loss...................................  $      (.23)  $    (.15)
                                                       ===========   =========

    During the period from January 1, 2000 to June 30, 2000, the Company issued options to employees to purchase 18,000 shares of common stock at exercise prices based upon the selling prices of common stock for cash.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
TREASURY STOCK PURCHASES

    During the years ended December 31, 1998 and 1999, the Company repurchased 50,000 and 149,007 shares of its common stock, respectively, for cash. Treasury stock is recorded at cost as a component of stockholders' deficit.

9.  LEASES

    The Company leases computer and office equipment under operating leases. Rent expense under operating leases, amounted to $55,942 and $80,002 for the years ended December 31, 1998 and 1999, respectively. Future noncancellable lease payments under operating leases for each year ended December 31 are as follows: 2000-$112,093; 2001-$3,659; 2002-$3,659; 2003-$3,659; and, 2004-$1,525.

10.  SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operated during all periods in a single operating segment when applying the management approach defined in Statements of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS.

    The Company's business and principal operations are domiciled in North America. The Company generated revenue in the following geographic areas: North America, Latin America, Asia, Africa, Middle East, Europe and Australia. Revenues from customers in foreign geographic areas represented 36%, 23%, 23% and 26% of total revenues for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively. During 1998, 26% of the Company's revenues were derived from customers located in Latin America. No other foreign geographic area contributed 10% or greater of total revenues for any period presented. The Company has no significant property in any foreign geographic area.

11.  MERGER (UNAUDITED)

    During June 2000, the Company announced its intention to merge with LTI Holdings, Inc. (LTI), a publicly traded shell company whose operations ceased in June 1999. Pursuant to the terms of the preliminary merger agreement, LTI will effect a 1 for 4.26 reverse stock split prior to the merger. The reverse stock split will reduce the number of its outstanding common shares to approximately 650,000 and its outstanding options and warrants to approximately 2,068,000 (average post reverse split exercise price of $33.00 per share). The merger, as currently contemplated, will be effected with the issuance by LTI of its common stock, on a one-for-one basis, for the outstanding common shares of the Company. If ultimately consummated, the shareholders of the Company will own approximately 92% of the outstanding common stock of the combined company.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

11.  MERGER (UNAUDITED) (CONTINUED)
    Since LTI is a non-operating shell company, the merger will be treated as a recapitalization of the Company for accounting purposes. As a result, the Company will record the transaction as the issuance of common stock for the net monetary assets of LTI (principally cash and investments), accompanied by a recapitalization of equity. The unaudited pro forma balance sheet as of June 30, 2000 and the unaudited loss per share amounts for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect the effects of the recapitalization as if it had occurred on those dates or the beginning of those periods. For convenience, the pro forma results include the net monetary assets of LTI as of its most recent fiscal year end, March 31, 2000.

12.  SUBSEQUENT EVENT (UNAUDITED)

    During July 2000, the Company sold common stock ranging from $5.00 per share to $8.00 per share. Net proceeds from these sales amounted to approximately $591,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
LTI Holdings, Inc.
Atlanta, Georgia

    We did not audit the accompanying financial statements as of June 30, 2000 and for the three month periods ended June 30, 2000 and 1999, and accordingly, we do not express an opinion on them.

    We have audited the accompanying consolidated balance sheets of LTI Holdings, Inc. and Subsidiary as of March 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LTI
Holdings, Inc. and Subsidiary as of March 31, 2000, and the consolidated results of their operations, and their consolidated cash flows for the years ended
March 31, 2000 and 1999, in conformity with generally accepted accounting principles.

/S/ Grant Thornton, LLP

Atlanta, Georgia
April 15, 2000

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     JUNE 30,
                                                                 2000          2000
                                                              -----------   -----------
                                                                            (UNAUDITED)
                                   ASSETS (NOTE B)
CURRENT ASSETS
  Cash......................................................  $    70,903   $ 1,673,335
  Investments (Note A-2)....................................    1,695,778            --
  Prepaid expenses..........................................        8,230            --
                                                              -----------   -----------
  Other current assets......................................           --        10,426
                                                              -----------   -----------
      Total current assets..................................    1,774,911     1,683,761
                                                              -----------   -----------
                                                              $ 1,774,911   $ 1,683,761
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable--trade...................................  $       328   $    13,298
  Accrued expenses..........................................      177,700       149,897
                                                              -----------   -----------
      Total current liabilities.............................      178,028       163,195
COMMITMENTS AND OTHER MATTERS (Note G)......................           --            --
STOCKHOLDERS' EQUITY (Note C)
Series A convertible preferred stock, par value $.01,
  5,000,000 shares authorized, none issued..................           --            --
Common stock, par value $.01, 20,000,000 shares authorized,
  3,185,100 shares issued with 2,775,100 and 3,185,100
  shares outstanding for the years ended 1999 and 1998,
  respectively..............................................       27,751        27,751
Additional paid-in capital..................................   11,713,354    11,713,354
Accumulated deficit.........................................  (10,144,222)  (10,220,539)
Accumulated other comprehensive earnings (loss) (Note
  A-2)......................................................           --            --
                                                              -----------   -----------
      Total stockholders' equity............................    1,596,883     1,520,566
                                                              -----------   -----------
                                                              $ 1,774,911   $ 1,683,761
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Three months
                                                  Years ended March 31,          ended June 30,
                                                 ------------------------   -------------------------
                                                    2000          1999         2000          1999
                                                 -----------   ----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Net sales......................................  $   553,002   $1,877,703    $      --     $ 553,002
Cost of goods sold.............................      399,341    1,283,642           --       399,341
                                                 -----------   ----------    ---------     ---------
    Gross profit...............................      153,661      594,061           --       153,661
Selling, general and administrative expenses...      905,290    1,334,862      102,590       471,424
Research and development expense...............       46,142      463,182           --        46,142
                                                 -----------   ----------    ---------     ---------
    Operating loss.............................     (797,771)  (1,203,983)    (102,590)     (363,905)
Interest expense...............................       (1,475)      (5,136)          --          (719)
Investment income..............................       94,444      124,421       26,273        20,462
Cancellation of debt...........................           --      117,522           --            --
Loss on the sale of assets.....................     (335,489)          --           --      (335,489)
                                                 -----------   ----------    ---------     ---------
    Net loss...................................  $(1,040,291)  $ (967,176)   $ (76,317)    $(679,651)
                                                 ===========   ==========    =========     =========
Net loss per common share
  Basic........................................  $      (.37)  $    (0.35)   $   (0.03)    $   (0.24)
                                                 ===========   ==========    =========     =========
Weighted average number of common shares
  outstanding..................................    2,775,100    2,775,100    2,775,100     2,775,110
                                                 ===========   ==========    =========     =========

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    YEARS ENDED MARCH 31, 2000 AND 1999, AND
                THE THREE MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                   COMMON STOCK                                       ACCUMULATED
                                  PAR VALUE $.01       ADDITIONAL                        OTHER
                               ---------------------     PAID-IN     ACCUMULATED     COMPREHENSIVE
                                 SHARES      AMOUNT      CAPITAL       DEFICIT      EARNINGS (LOSS)     TOTAL
                               ----------   --------   -----------   ------------   ---------------   ----------
Balance, March 31, 1998......   3,185,100   $31,851    $11,709,254   $ (8,136,755)      $    --       $3,604,350
Net loss for the year ended
  March 31, 1999.............          --        --             --       (967,176)           --         (967,176)
Other comprehensive loss
  Unrealized net losses on
    marketable securities....          --        --             --             --       (25,377)         (25,377)
                                                                                                      ----------
Comprehensive loss...........                                                                           (992,553)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, March 31, 1999......   3,185,100    31,851     11,709,254     (9,103,931)      (25,377)       2,611,797
Net loss for the year ended
  March 31, 2000.............          --        --             --     (1,040,291)           --       (1,040,291)
Cancellation of forfeitable
  shares returned to Treasury
  (Note C-3).................    (410,000)   (4,100)         4,100             --            --               --
Other comprehensive earnings
  Unrealized gain on
    marketable securities....          --        --             --             --        25,377           25,377
                                                                                                      ----------
Comprehensive loss...........                                                                         (1,014,914)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, March 31, 2000......   2,775,100    27,751     11,713,354    (10,144,222)           --        1,596,883
Net loss for the three months
  ended June 30, 2000........          --        --             --        (76,317)           --          (76,317)
                                                                                                      ----------
Comprehensive loss...........                                                                            (76,317)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, June 30, 2000
  (unaudited)................   2,775,100   $27,751    $11,713,354   $(10,220,539)      $    --       $1,520,566
                               ==========   =======    ===========   ============       =======       ==========

           The accompanying notes are an integral part of this statement.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEARS ENDED MARCH 31,     THREE MONTHS ENDED JUNE 30,
                                             ------------------------   ---------------------------
                                                2000          1999          2000           1999
                                             -----------   ----------   ------------   ------------
                                                                        (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................  $(1,040,291)  $ (967,176)  $   (76,317)   $  (679,651)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Loss on disposal of assets.............      335,489           --            --        335,489
    Provision for doubtful accounts........           --        8,210            --             --
    Depreciation and amortization..........       18,305       93,006            --         18,305
    Changes in operating assets and
      liabilities:
      Decrease (increase) in accounts
        receivable.........................       68,998     (137,021)           --         68,998
      Decrease (increase) in inventories...       38,907       (2,508)           --         38,907
      Decrease (increase) in other assets
        and prepaid expenses...............       51,741       92,069        (2,195)        11,882
      Increase (decrease) in accounts
        payable and accrued expenses.......       27,800     (160,531)      (14,834)        27,800
                                             -----------   ----------   -----------    -----------
        Net cash used in operating
          activities.......................     (499,051)  (1,073,951)      (93,346)      (178,270)
                                             -----------   ----------   -----------    -----------
Cash flows from investing activities:
  Acquisitions of fixed assets.............           --     (173,606)           --             --
  (Purchase) sale of investments...........         (102)     763,336     1,695,778        630,199
  Proceeds from the sale of assets.........      399,625           --            --        399,625
                                             -----------   ----------   -----------    -----------
        Net cash provided by investing
          activities.......................      399,523      589,730     1,695,778      1,029,824
                                             -----------   ----------   -----------    -----------
Cash flows from financing activities:
  Repayment of notes payable...............      (39,840)     (44,441)           --        (11,675)
                                             -----------   ----------   -----------    -----------
        Net cash used in financing
          activities.......................      (39,840)     (44,441)           --        (11,675)
                                             -----------   ----------   -----------    -----------
Net increase (decrease) in cash............     (139,368)    (528,662)    1,602,432        839,879
Cash at beginning of period................      210,271      738,933        70,903        210,271
                                             -----------   ----------   -----------    -----------
Cash at end of period......................  $    70,903   $  210,271   $ 1,673,335    $ 1,050,150
                                             ===========   ==========   ===========    ===========
Supplemental Disclosures of
  Cash Flow Information
    Cash paid during the period for
      interest.............................  $     1,475   $    5,136   $        --    $     1,475

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LTI Holdings, Inc. (formerly Laminating Technologies, Inc.) and subsidiary (the "Company") was a development stage company formed to research, develop, design and market packaging and specialty display products using the Company's proprietary processing method. The Company was incorporated on March 29, 1993 and in April 1993 acquired substantially all of the assets and assumed substantially all of the liabilities of Cool-R Enterprises, Inc. ("Cool-R"), obtaining the rights to developed technology.

    On December 17, 1998 the Company's stock and warrants were delisted. This event occurred as a result of the Company's inability to maintain a certain bid price and market capitalization requirements. The Company's stock is currently traded on the NASD Supplemental Market under the symbol "LAMT".

    The Company sold substantially all of its operating assets and changed its name to LTI Holdings, Inc. as of June 30, 1999. The Company uses its remaining cash to pay on-going general and administrative expenses and to seek suitable business combination candidates. (See Note B.)

1.  PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements have been prepared on a consolidated basis. They include the accounts of the Company and its wholly owned subsidiary, Revenue Process Development, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2.  INVESTMENTS

    Investments consist primarily of commercial paper. These investments are accounted for as available for sale securities and are stated at fair value, which approximates cost. Unrealized gains or losses on these investments are included in accumulated other comprehensive earnings (loss).

3.  INVENTORY

    Inventory is recorded at lower of cost or market, using the first-in, first-out (FIFO) cost flow method.

4.  PROPERTY AND EQUIPMENT

    Machinery, furniture and equipment, including property under capital lease arrangements, are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the assets as follows:

Machinery and equipment.....................................  3-10 years
Furniture and fixtures......................................  5 years

5.  ADVERTISING EXPENSE

    All advertising costs are expensed in the period incurred. Advertising expense for the years ended March 31, 2000 and March 31, 1999 was approximately $13,000 and $136,000, respectively.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
6.  STOCK BASED COMPENSATION

    The Company's stock option plans are accounted for under the intrinsic value method in which compensation expense is recognized for the amount, if any, that the fair value of the underlying common stock exceeds the exercise price at the date of grant.

7.  INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

8.  LOSS PER SHARE

    Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted net loss per common share is based upon the weighted average number of common shares outstanding less contingently returnable shares plus dilutive potential common shares, including options and warrants outstanding during the period.

9.  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments recorded on the balance sheet include cash, investments, accounts receivable, accounts payable and debt. Because of their short maturities, the carrying amount of cash, investments, accounts receivable and accounts payable approximates fair market value. The fair value of the Company's long-term debt approximates carrying value based on quoted market prices of similar issues or on the current rates offered to the Company for debt of similar terms.

NOTE B--SALE OF OPERATING ASSETS AND CURRENT OPERATIONS

    Since its inception, the Company has had limited sales and incurred substantial operating losses from its principal operations. As of June 30, 1999, the Company sold substantially all of its operating assets and entered into a covenant not to compete. This covenant states that for a period of five years, the Company shall refrain from, directly or indirectly, manufacturing, selling or marketing and

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE B--SALE OF OPERATING ASSETS AND CURRENT OPERATIONS (CONTINUED) distributing within the United States any products or services competitive with the purchaser. The sale of the assets is summarized as follows:

Net book value of assets sold...............................  $ 735,114
Proceeds received...........................................    399,625
                                                              ---------
Loss from the sale of assets................................  $(335,489)
                                                              =========

    The Company is in the process of exploring opportunities to effect an acquisition of the Company, by merger, exchange or issuance of securities, or similar business combination.

NOTE C--STOCKHOLDERS' EQUITY

1.  COMMON STOCK

    Upon incorporation, the Company authorized 10,000,000 shares of its $.01 par value common stock. The shares of common stock have unlimited voting rights. In March 1996, the Company increased the number of authorized common shares to 20,000,000.

2.  CONVERTIBLE PREFERRED STOCK

    In September 1993, the Company authorized and issued 250,000 shares of its $.01 par value Series A convertible preferred stock (the "Preferred") for $500,000. In August 1994, the Company increased the number of authorized shares of Preferred to 2,500,000. In March 1996, the Company increased the number of authorized shares of the Preferred to 5,000,000.

2.  CONVERTIBLE PREFERRED STOCK--CONTINUED

    The Preferred has no voting rights. The holders of the Preferred were entitled to cumulative quarterly dividends of $.05 per share due upon the redemption of the shares. The liquidation value of each share of Preferred is equal to $2.00 plus cumulative dividends.

    Concurrent with the public offering in October 1996, the entire 250,000 shares of the Preferred then outstanding were converted into 184,486 shares of common stock.

3.  INITIAL PUBLIC OFFERING

    In October and November 1996, the Company completed its initial public offering and issued 1,955,000 units at a price of $5.00 per unit. Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles the holder to purchase one share of common stock and one Class B warrant at an exercise price of $6.50. Each
Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75. The warrants are redeemable by the Company, under certain conditions, at any time after October 9, 1997. As a result of the offering, the Company received net proceeds of approximately $7,988,000.

    In connection with the offering, the underwriter required, as a condition of the offering, that an aggregate of 410,000 shares of the Company's common stock be designated as forfeitable shares ("forfeitable shares") and placed in escrow. The forfeitable shares are neither assignable nor

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE C--STOCKHOLDERS' EQUITY (CONTINUED) transferable until certain earnings or market criteria have been met. These conditions were not met by March 31, 2000 and all shares were returned to the Company as treasury shares for cancellation thereof as a contribution to capital.

4.  STOCK OPTIONS AND WARRANTS

    In connection with the Company's initial public offering, the Company granted to the underwriter an option to purchase 170,000 units at $6.00 per unit exercisable for a three-year period commencing October 9, 1998.

    The Company has outstanding 2,952,400 Class A warrants and 1,955,100
Class B warrants exercisable for a five year period commencing October 9, 1996.

5.  SHARES RESERVED FOR ISSUANCE

    The Company has 8,789,900 shares of common stock reserved for issuance as follows:

Class A warrants............................................  2,952,400
Class B warrants............................................  4,907,500
Underwriter's Unit Purchase Option..........................    680,000
1996 Stock Option Plan......................................    250,000
                                                              ---------
                                                              8,789,900
                                                              =========

NOTE D--COMMITMENTS AND OTHER MATTERS

1.  EMPLOYMENT CONTRACT

    Effective June 1, 1996, the Company entered into a one-year employment agreement with the Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $144,000 per year and is automatically renewable for successive one-year terms unless either party gives six months notice to the other. Upon termination, the Officer is entitled to receive his base salary for a period of one year (subject to a 50% offset during the second six months for salary received from subsequent employment).

2.  OPERATING LEASE

    During the year ended March 31, 1999, the Company terminated operating leases for its office facility and a warehouse facility and began leasing an office facility on a month to month basis. Total rental expense under operating lease arrangements was approximately $35,992 and $123,519 for the years ended March 31, 2000 and March 31, 1999, respectively.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE E--NET LOSS PER COMMON SHARE

    The following table sets forth the computation of basic and diluted loss per share.

                                                        MARCH 31,    MARCH 31,
                                                          2000         1999
                                                       -----------   ---------
Numerator for basic and diluted net loss per common
  share--loss attributable to common stockholders....  $(1,040,291)  $(967,176)
                                                       ===========   =========

    The following table sets forth the computation of basic and diluted loss per share.

                                                         MARCH 31,   MARCH 31,
                                                           2000        1999
                                                         ---------   ---------
Denominator for basic net loss per common
  share--weighted average shares outstanding...........  2,775,100   2,775,100
Effect of dilutive options and warrants................         --          --
                                                         ---------   ---------
Denominator for diluted net loss per common share--
  adjusted weighted average shares outstanding.........  2,775,100   2,775,100
                                                         =========   =========
Basic net loss per share...............................  $    (.37)  $    (.35)
                                                         =========   =========

    Because the common stock equivalents have an antidilutive effect, no diluted loss per share is presented.

NOTE F--INCOME TAXES

    The Company's temporary differences result in a net deferred income tax asset which is reduced to zero by a related valuation allowance summarized as follows:

                                                       MARCH 31,    MARCH 31,
                                                          2000         1999
                                                       ----------   ----------
Deferred income tax assets
Net operating loss carryforward......................  $3,600,000   $3,220,000
Other................................................      10,000       20,000
                                                       ----------   ----------
Gross deferred tax assets............................   3,610,000    3,240,000
Deferred tax asset valuation allowance...............  (3,610,000)  (3,240,000)
                                                       ----------   ----------
Net deferred tax asset...............................  $       --   $       --
                                                       ==========   ==========

    The net increase of the deferred tax asset valuation allowance for the year ended March 31, 2000 was $370,000.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE F--INCOME TAXES (CONTINUED)
    At March 31, 2000, the Company had Federal net operating loss carryforwards of approximately $9,321,000 available to reduce future taxable income which expire as follows:

                                                                 NET
FISCAL                                                        OPERATING
YEAR                                                             LOSS
------                                                        ----------
2009........................................................  $1,289,000
2010........................................................   1,439,000
2011........................................................   1,303,000
2012........................................................   2,084,000
2013........................................................   1,281,000
2019........................................................     921,000
2020........................................................   1,004,000
                                                              ----------
                                                              $9,321,000
                                                              ==========

    Under Section 382 of the Internal Revenue Code, the Company is subject to an annual limitation of approximately $350,000 on utilization of certain of its net operating loss carryforwards because an ownership change of more than 50% has occurred.

    Reconciliations of statutory Federal tax rates to the effective tax rate for the years ended March 31, 2000 and March 31, 1999, are as follows:

                                                           MARCH 31,   MARCH 31,
                                                             2000        1999
                                                           ---------   ---------
Income tax benefit at 34%................................     (34)%       (34)%
State taxes, net of Federal income tax effect............      (4)         (4)
Tax benefit of losses not recognized.....................      38          38
                                                              ---         ---
Effective tax rate.......................................      --%         --%
                                                              ===         ===

NOTE G--STOCK OPTION PLAN

    In 1996, the Board of Directors adopted and the Company's stockholders approved the Amended and Restated 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, as amended, incentive stock options and nonqualified stock options may be granted to purchase up to 250,000 shares of the Company's common stock through March 2006. Incentive stock options are to be granted at a price not less than the fair market value of the Company's common stock at the date of grant. If a stockholder owns 10% or more of the Company's outstanding stock, the exercise price may not be less than 110% of the fair market value of the Company's common stock at the date of grant and its term must not exceeds five years. Options may be granted to employees, consultants, and directors of the Company and must be exercised within a ten-year period after the date granted. Nonqualified stock options are exercisable at a price to be determined by the Board of Directors for a period of ten years after the grant date.

    Additionally, the provisions of the Plan provide for the automatic grant of nonqualified stock options to purchase shares of common stock ("Director Options") to directors of the Company who are

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE G--STOCK OPTION PLAN (CONTINUED)
not employees or principal stockholders of the Company ("Eligible Directors"). Each of the four Eligible Directors of the Company were granted Director Options to purchase 10,000 share of common stock on July 15, 1996 at $5.00 per share. Future Eligible Directors are to be granted a Director Option to purchase 10,000 shares of common stock on the date of election or appointment. Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending March 31, 1997, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, are to be granted a Director Option to purchase 1,000 shares of common stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the common stock on the date of grant, except for directors who receive incentive options and who own more than 10% of the voting power, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant. Director Options are exercisable in four equal annual installments, commencing six months from the date of grant. Director Options expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

    Stock options activity is summarized as follows:

                                                              MARCH 31, 2000
                                                            -------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                             SHARES     PRICE
                                                            --------   --------
Outstanding, beginning of year............................  247,000     $3.09
Granted...................................................       --        --
Exercised.................................................       --        --
Forfeited.................................................  195,000      3.00
                                                            -------     -----
Outstanding end of year...................................   52,000      3.43
                                                            =======     =====

    The following table summarizes information about stock options outstanding at March 31, 2000:

                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
           ----------------------------------------   -------------------------
                              WEIGHTED
               NUMBER         AVERAGE      WEIGHTED       NUMBER       WEIGHTED
           OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT   AVERAGE
EXERCISE     MARCH 31,      CONTRACTUAL    EXERCISE     MARCH 31,      EXERCISE
 PRICE          2000        LIFE (YEARS)    PRICE          2000         PRICE
--------   --------------   ------------   --------   --------------   --------
 $ .75         20,000            7.99       $ .75         20,000        $ .75
  4.00             --            1.21        4.00             --         4.00
  5.00         30,000            5.04        5.00         30,000         5.00
  6.75          2,000            7.39        6.75          1,542         6.71
               ------            ----       -----         ------        -----
               52,000            3.93       $3.43         51,542        $3.37
               ======            ====       =====         ======        =====

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE G--STOCK OPTION PLAN (CONTINUED)
    The Company uses the intrinsic value method in accounting for its stock option plans. In applying this method, no compensation cost has been recognized in the accompanying financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net loss and loss per share would have resulted in the pro forma amounts indicated below:

                                                    MARCH 31, 2000   MARCH 31, 1999
                                                    --------------   --------------
Net loss                  As reported                $(1,040,291)     $  (967,176)
                          Pro forma                   (1,065,621)      (1,102,739)

Basic net loss per                                   $      (.37)     $      (.35)
  common share            As reported                       (.38)            (.40)
                          Pro forma

Diluted net loss per      As reported                $      (.37)     $      (.35)
  common share            Pro forma                         (.38)            (.40)

    For purposes of the pro forma amounts above, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2000 and 1999; expected volatility of 90%, risk-free interest rates of 6.7%; and expected lives of 4 to 5 years.

NOTE H--SUBSEQUENT EVENT (UNAUDITED)

    During June 2000, the Company announced its intention to merge with Speedcom Wireless International Corporation ("Speedcom"), a privately held company which manufactures, services and installs wireless broadband equipment for wireless core systems, also referred to as backbones and secondary, offshoot applications, also referred to as "last-mile" applications. Pursuant to the terms of the preliminary merger agreement, the Company will effect a 1 for 4.25 reverse stock split prior to the merger. The reverse stock split will reduce the number of its outstanding common shares to approximately 650,000 and its outstanding options and warrants to approximately 2,068,000. The merger, as currently contemplated, will be effected with the issuance by the Company of approximately 7,700,000 shares of its common stock, on a one-for one basis, for the outstanding common shares of Speedcom.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our certificate of incorporation and bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by
Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. We have also entered into separate indemnification agreements with our directors and executive officers.

    At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than the 5% D.H. Blair solicitation fee. All of the amounts shown are estimated.

                                                               AMOUNT
                                                              --------
Legal fees and expenses.....................................  $ 20,000
Accounting fees and expenses................................    15,000
Printing expenses...........................................    10,000
                                                              --------
Total.......................................................  $ 45,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the registrant has not sold any of its securities without registration under the Securities Act.

ITEM 27. EXHIBITS.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       *1.1             Form of Underwriting Agreement

        2.1(1)          Asset Purchase Agreement between Packaging Atlanta
                        Corporation and Laminating Technologies Inc. dated April 26,
                        1999

        2.2(2)          Agreement and Plan of Merger by and between Speedcom
                        Wireless International Corporation and LTI Holdings, Inc., dated as of August 4, 2000

       *3.1             Amended and Restated Certificate of Incorporation of LTI
                        Holdings, Inc.

       *3.2             Amended and Restated Bylaws of LTI Holdings, Inc.

        3.3(2)          Form of Amended and Restated Certificate of Incorporation of
                        LTI Holdings, Inc., to be effective upon completion of the merger with Speedcom Wireless International Corporation.

       *4.1             Form of Bridge Note

       *4.2             Form of Warrant Agreement

       *4.3             Form of Underwriter's Unit Purchase Option

       *5.1             Opinion and Consent of Bachner, Tally, Polevoy & Misher LLP

      *10.1             Employment Agreement between the registrant and Michael E.
                        Noonan

      *10.2 Registration Rights Agreement between the registrant and Michael E. Noonan

      *10.3             Escrow Agreement between the registrant, American Stock
                        Transfer & Trust Company and certain security holders of the registrant

      *10.3A            Amendment to Escrow Agreement between the registrant,
                        American Stock Transfer & Trust Company and certain security holders of the registrant

      *10.4             Form of Debt Conversion Agreement between the registrant and the Conversion Investors

      *10.5 Memorandum of Understanding dated August 26, 1994, between the Registrant and TMR, as amended

      *10.6             Outsourcing Agreement dated September 1, 1994, between the
                        Registrant and TMR

      *10.7             Amended and Restated 1996 Stock Option Plan

      *10.8             Form of Indemnification Agreement

      *23.1             Consent of Bachner, Tally, Polevoy & Misher, LLP Included in
                        Exhibit 5.1

       23.2             Consent of Grant Thornton, LLP

       23.3             Consent of Ernst & Young LLP

       24.1             Power of Attorney (included on Signature Page)

------------------------

* Previously filed.

(1) Incorporated by reference to the registrant's Definitive Proxy Statement dated May 27, 1999.

(2) Incorporated by reference to the registrant's Registration Statement on Form S-4 filed with the SEC on August 4, 2000.

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement.

(4) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on the 4th day of August, 2000.

                                                       LTI HOLDINGS, INC.

                                                       By:  /s/ MICHAEL E. NOONAN
                                                            -----------------------------------------
                                                            Michael E. Noonan
                                                            CHAIRMAN OF THE BOARD, PRESIDENT
                                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below makes, constitutes and appoints Michael E. Noonan and Donald L. Aldridge, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462 under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                                                       Chairman of the Board,
                /s/ MICHAEL E. NOONAN                  President and Chief
     -------------------------------------------       Executive Officer                 August 4, 2000
                  Michael E. Noonan                    (Principal Executive Officer)

               /s/ DONALD L. ALDRIDGE                  Chief Financial Officer
     -------------------------------------------       (Principal Financial Officer)     August 4, 2000
                 Donald L. Aldridge

                 /s/ SHIRLEY A. PIGG                   Controller
     -------------------------------------------       (Principal Accounting Officer)    August 4, 2000
                   Shirley A. Pigg

              /s/ RONALD L. CHRISTENSEN                Director
     -------------------------------------------                                         August 4, 2000
                Ronald L. Christensen

                /s/ WILLIAM J. WARREN                  Director
     -------------------------------------------                                         August 4, 2000
                  William J. Warren